UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GRAHAM HOLDINGS COMPANY

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies: N/A

	(2)	Aggregate number of securities to which the transaction applies: N/A

(3)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): N/A

	(4)	Proposed maximum aggregate value of the transaction: N/A

	(5)	Total fee paid: N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

1300 NORTH 17TH STREET | ARLINGTON, VA 22209 | (703) 345-6300

March 24, 2016

TO OUR SHAREHOLDERS:

You are cordially invited to the 2016 Annual Meeting of Shareholders of Graham Holdings Company (the “Company”), which will be held in the Corporate Executive Board Waterview Conference Center, 1919 North Lynn Street, 24th Floor, Arlington, VA 22209, on Thursday, May 12, 2016, at 8:30 a.m.

At the Company’s 2016 Annual Meeting of Shareholders (the “Meeting”), there will be a report on the Company’s activities, and Directors will be elected for the ensuing year. In addition, the Class A Shareholders will have an advisory vote on whether to approve the compensation paid to the Company’s named executive officers for 2015.

It is important that your shares be represented at the Meeting. Please sign the accompanying Proxy and return it promptly in the envelope provided. If you plan to attend, kindly so indicate in the space provided on the Proxy. You may also vote your shares by telephone or on the Internet. If you choose to vote your shares by telephone or on the Internet, please follow the instructions in the enclosed Proxy.

Sincerely yours,

DONALD E. GRAHAM

Chairman

GRAHAM HOLDINGS COMPANY

Notice of Annual Meeting of Shareholders — May 12, 2016

The 2016 Annual Meeting of Shareholders of Graham Holdings Company will be held at the Corporate Executive Board Waterview Conference Center, 1919 North Lynn Street, 24th Floor, Arlington, VA 22209, on Thursday, May 12, 2016, at 8:30 a.m., Eastern Daylight Saving Time, for the following purposes:

1.	To elect Directors for the ensuing year, as more fully described in the accompanying Proxy Statement.

2.	For the Class A Shareholders, on an advisory basis, to vote on whether to approve the compensation paid to the named executive officers of the Company for 2015.

3.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors of the Company (the “Board”) has fixed the close of business on March 16, 2016, as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.

It is important that your shares be represented and voted at the Meeting. Please sign and return your Proxy at your earliest convenience. You may also vote your shares by telephone or on the Internet. If you choose to vote your shares by telephone or on the Internet, please follow the instructions in the enclosed Proxy. You may revoke your Proxy at any time before it has been voted at the Meeting. You may vote in person at the Meeting even if you returned a Proxy, provided that you first revoke your previously voted Proxy.

By Order of the Board of Directors,

NICOLE M. MADDREY, Secretary

March 24, 2016

Arlington, VA

GRAHAM HOLDINGS COMPANY

1300 North 17th Street, Suite 1700, Arlington, VA 22209

March 24, 2016

This Proxy Statement contains information relating to the 2016 Annual Meeting of Shareholders of Graham Holdings Company to be held at the Corporate Executive Board Waterview Conference Center, 1919 North Lynn Street, 24th Floor, Arlington, VA 22209, on Thursday, May 12, 2016, at 8:30 a.m., Eastern Daylight Saving Time, or any adjournments thereof, for the purposes set forth in the accompanying Notice of the 2016 Annual Meeting of Shareholders. This Proxy Statement and the accompanying forms of Proxy and voting instructions are being delivered to shareholders on or about March 24, 2016. The Board of Directors of the Company is making this Proxy solicitation.

Important notice regarding the availability of Proxy materials for the Annual Meeting of Shareholders to be held on May 12, 2016. This Proxy Statement and the Annual Report to Shareholders are available at www.ghco.com.

QUESTIONS AND ANSWERS

Q:    What am I voting on?

A:    You are voting on the election of Directors for a term of one year. A Board of 12 Directors is to be elected, eight by the holders of Class A Common Stock, voting separately as a class, and four by the holders of Class B Common Stock, voting separately as a class. All Directors will hold office until the next Annual Meeting or until their respective successors shall have been elected and shall have qualified or as otherwise provided in the bylaws of the Company.

In the event that any nominee withdraws or for any reason is not able to serve as a Director, Timothy J. O’Shaughnessy, Hal S. Jones, Nicole M. Maddrey and Gerald M. Rosberg, acting as your proxies, may vote for such other person as the Board of Directors may nominate.

In addition, if you are a holder of Class A Stock, you are voting on whether to approve the compensation paid to the Company’s named executive officers for 2015. In accordance with rules of the U.S. Securities and Exchange Commission (the “SEC”), these votes are advisory in nature and non-binding.

Each of your shares entitles you to one vote with respect to each matter on which you may vote.

Q:    What are the voting recommendations of the Board?

A:    The Board recommends voting for each of the nominated Directors listed on the Proxy card. The Board knows of no reason that would cause any nominee to be unable to act or to refuse to accept nomination or election.

The Board recommends voting for the approval of the compensation paid to the Company’s named executive officers for 2015.

Q:    Will any other matters be voted on?

A:    We are not aware of any matters to be voted on other than the election of Directors and the Class A Shareholder advisory vote on compensation paid to the Company’s named executive officers for 2015. If any other matter is properly brought before the Meeting, Timothy J. O’Shaughnessy, Hal S. Jones, Nicole M. Maddrey and Gerald M. Rosberg, acting as your proxies, will vote for you at their discretion.

Q:    How do I vote?

A:    There are four ways to vote:

•	By Internet at www.investorvote.com. We encourage you to vote this way;
•	By toll-free telephone at 1-800-652-8683;
•	By completing and mailing your Proxy card; or
•	By written ballot at the Meeting.

If you vote by Internet or telephone, your vote must be received by 5:00 p.m., Eastern Daylight Saving Time, on the day before the Meeting. Your shares will be voted as you indicate. If you are a Class B Shareholder and do not indicate your voting preferences, Timothy J. O’Shaughnessy, Hal S. Jones, Nicole M. Maddrey and Gerald M. Rosberg, acting as your proxies, will vote your shares in favor of the applicable nominated Directors.

If you are a Class A Shareholder and do not indicate your voting preferences, the foregoing persons, acting as your proxies, will vote your shares in favor of the applicable nominated Directors and for approval of the compensation paid to the Company’s named executive officers for 2015.

Q:    Who can vote?

A:    You can vote if you were a shareholder of record as of the close of business on March 16, 2016 (the “Record Date”). If you hold shares in street name, your broker, bank or other nominee will instruct you as to how your shares may be voted by proxy, including whether telephonic or Internet voting options are available. You may not vote shares held in street name in person at the Meeting unless you have a Proxy executed in your favor by your broker, bank or other nominee.

In accordance with the Company’s constitutive documents and under Delaware corporate law, only Class A Shareholders are entitled to vote on Proposal 2: Approval of 2015 Compensation Awarded to Named Executive Officers. If you are a Class B Shareholder, you are entitled to vote on Proposal 1: Election of Directors.

Q:    Can I change my vote?

A:    Yes. You can change your vote or revoke your Proxy at any time before the Meeting:

•	By entering a new vote by Internet or telephone;
•	By returning a later-dated Proxy card; or
•	By voting in person at the Meeting, provided you first revoke your previously voted Proxy.

Q:    What vote is required to approve a proposal?

A:    Directors will be elected by a plurality of the votes cast at the Meeting. This means that the eight Class A Shareholder nominees receiving the highest number of votes cast and the four Class B Shareholder nominees receiving the highest number of votes cast shall be elected. You do not have the right to cumulate votes in the election of Directors. A properly executed Proxy marked “WITHHELD” with respect to the election of one or more Directors will not be voted with respect to the Director or Directors indicated, although it will be counted for purposes of determining whether a quorum is present at the Meeting.

While the proposal to approve the 2015 compensation awarded to the Company’s named executive officers is non-binding and advisory in nature, it will be approved only on the favorable vote of a majority of the Class A Shareholders present or represented at the Meeting.

Broker non-votes will have no impact on the voting results for any of the proposals presented at the Meeting, and abstentions will have the effect of a vote against the proposal to approve the 2015 compensation awarded to the Company’s named executive officers. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:    Who will count the vote?

A:    Computershare, the Company’s transfer agent and registrar, will count the vote. One of its representatives will be included among the persons authorized to certify the vote.

Q:    Who can attend the Meeting?

A:    All shareholders of record as of the close of business on March 16, 2016, can attend.

Q:    What do I need to do to attend the Meeting?

A:    To attend the Meeting, please follow these instructions:

•	If you vote by using the enclosed Proxy card, check the appropriate box on the card.
•	If you vote by Internet or telephone, follow the instructions provided for attendance.
•	If a broker or other nominee holds your shares, bring proof of your ownership with you to the Meeting.

Seating at the Meeting will be on a first-come, first-served basis upon arrival at the Meeting.

Q:    Can I bring a guest?

A:    No. The Meeting is for shareholders only.

Q:    What is the quorum requirement of the Meeting?

A:    A majority of the outstanding shares on March 16, 2016, constitutes a quorum for voting at the Annual Meeting, except that (i) for purposes of the election of eight Directors by the holders of Class A Common Stock (Proposal 1) and the advisory vote on whether to approve the compensation paid to the named executive officers of the Company in 2015 (Proposal 2), a quorum requires a majority of the outstanding shares of Class A Common Stock on March 16, 2016, and (ii) for purposes of the election of four Directors by the holders of Class B Common Stock (Proposal 1), a quorum requires a majority of the outstanding shares of Class B Common Stock on March 16, 2016. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. On March 16, 2016, there were 964,001 shares of Class A Common Stock and 4,671,680 shares of Class B Common Stock outstanding and entitled to vote.

Q:    Who is soliciting Proxies?

A:    Solicitation of Proxies is being made by the Company’s management through the mail, in person, on the Internet or by telephone, without any additional compensation being paid to such members of the Company’s management. The cost of such solicitation will be borne by the Company. In addition, the Company has requested brokers and other custodians, nominees and fiduciaries to forward Proxy cards and Proxy soliciting material to shareholders, and the Company will pay their fees and reimburse them for their expenses in so doing.

Q:    When are the shareholder proposals due for the Company’s 2017 Annual Meeting of Shareholders?

A:    Shareholder proposals submitted by shareholders entitled to vote on such matters, meeting the requirements of the SEC’s proxy rules, must be in writing, received by November 24, 2016, and addressed to the Secretary of the Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

Holders of Class B Stock are entitled to vote for the election of 30% of the members of the Board of Directors (and, if required by the rules of the New York Stock Exchange, on management proposals to reserve shares for stock options or to acquire the stock or assets of other companies under certain circumstances). In accordance with the rules of the Securities and Exchange Commission, proposals submitted on other matters by holders of Class B Stock have not been, and will not be, included in the Company’s Proxy materials for the Meeting.

Q:    What other information about Graham Holdings Company is available?

A:    The following information is available:

•	The Company maintains on its website, www.ghco.com, copies of the Annual Report on Form 10-K, the Annual Report to Shareholders, the Company’s Corporate Governance Guidelines, Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter, the Compensation Committee Charter and other information about the Company.

•	In addition, printed copies of the Annual Report on Form 10-K and the Annual Report to Shareholders, the Company’s Corporate Governance Guidelines, Statement of Ethical Principles, the Code of Business Conduct, the Audit Committee Charter and the Compensation Committee Charter will be furnished without charge (except exhibits) to any shareholder upon written request addressed to the Treasurer of the Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

Q:    Can I receive materials relating to the Meeting electronically?

A:    To assist the Company in reducing costs related to the Annual Meeting, shareholders who vote via the Internet may consent to electronic delivery of mailings related to future annual shareholder meetings. The Company also makes its Proxy Statements and Annual Reports available online and may eliminate mailing hard copies of these documents to those shareholders who consent in advance to electronic distribution. If you hold shares in your own name and you are voting via the Internet, you may consent online when you vote. If you hold shares through an intermediary, such as a bank or broker, please refer to the information provided by the intermediary for instructions on how to consent to electronic distribution.

PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR BOARD OF DIRECTORS

The Company seeks Directors of the highest personal and professional ethics, integrity and business acumen who are committed to representing the long-term interests of the Company’s shareholders. In considering its composition, the Board considers the skills and experience of prospective nominees in the context of the needs of the Board and seeks Directors who are “independent” under applicable law and listing standards, despite being exempt from such requirement as a “controlled company.” The Company’s Corporate Governance Guidelines do not prescribe specific standards regarding the diversity of the Board, but the Board considers as a matter of practice the diversity of prospective nominees (including incumbent Directors), both culturally and in terms of the range of perspectives that the Board as a whole brings to its work. The following nominees for Director have established records of accomplishment in areas relevant to the Company’s strategy and operations and share characteristics identified in the Company’s Corporate Governance Guidelines and Statement of Ethical Principles as essential to a well-functioning deliberative body: honesty, integrity, independence, competence, diligence and commitment to the interests of all shareholders to build long-term shareholder value.

The Company is a diversified education and media company serving customers in a rapidly evolving, highly regulated, competitive and technological environment. The Directors’ expertise and experience encompass the areas of education, media, technology, marketing, international business and finance, journalism, law and public policy. All of the Directors have held senior positions as leaders of complex organizations (both for-profit and non-profit) and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, compensation and leadership development, compliance and risk management. They have significant experience in corporate governance and oversight through their positions as senior executives and as Directors (or Trustees) of public companies and other institutions, and many have served as members of audit, compensation and governance committees at such companies or institutions, as well as at the Company. These skills and experience are pertinent to the Company’s current and evolving business strategies, as well as to the Board’s oversight role, and enable the Company’s Directors to provide diverse perspectives about the complex issues facing the Company.

The following biographies highlight specific qualifications, skills and experience of each of the Director nominees.

NOMINEES FOR ELECTION BY CLASS A SHAREHOLDERS

Lee C. Bollinger

Mr. Bollinger, age 69, has served as the 19th President of Columbia University since June 2002. Prior to becoming President of Columbia University, where he also serves as a member of the Law School faculty, Mr. Bollinger served as President of the University of Michigan for five years and as Dean of the University of Michigan Law School for seven years. Mr. Bollinger is a member of the Board of Columbia University and certain of its affiliates. He is a Trustee of the Kresge Foundation and the Institute of International Education and was Chairman of the Board of the Federal Reserve Bank of New York until December 2012. Mr. Bollinger is the recipient of numerous honorary degrees and awards, most notably for his national leadership in defending affirmative action, for his service in higher education and for his scholarship and leadership in defense of freedom of speech and the press. He has served as a Director of the Company since May 2007 and is a member of the Compensation Committee of the Board. Mr. Bollinger’s experience in higher education and at a variety of educational institutions facing differing challenges and opportunities is of particular relevance to the Company’s higher education business segment and other education-related initiatives, but also reflects his commitment to principles. In his former role as a Director of the Federal Reserve Bank of New York, Mr. Bollinger gained experience in financial matters, particularly those affecting national economies and financial and market systems.

Barry Diller

Mr. Diller, age 74, has served as Chairman and Senior Executive of IAC/InterActiveCorp, a leading media and Internet company, since December 2010; Chairman and Chief Executive Officer of IAC/InterActiveCorp (and its predecessor companies) from August 1995 to November 2010; Chairman and Senior Executive of Expedia, Inc., one of the world’s leading travel companies, since August 2005; and Chairman and Senior Executive of TripAdvisor, Inc., an online travel site, from December 2011 through December 2012. He has served as a Director of the Company since September 2000 and is a member of the Finance, Executive and Compensation Committees of the Board. Prior to his service at IAC/

InterActiveCorp (and its predecessor companies) from August 1995 through November 2010, Mr. Diller was Chairman of the Board and Chief Executive Officer of QVC, Inc., from December 1992 through December 1994. From October 1984 to April 1992, Mr. Diller served as Chairman of the Board and Chief Executive Officer of Fox, Inc. and was responsible for the creation of Fox Broadcasting Company, in addition to Fox’s motion picture operations. Prior to joining Fox, Inc., he served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller also previously served as the non-executive Chairman of the Board of Ticketmaster Entertainment, Inc. from August 2008 through January 2010 and as non-executive Chairman of the Board of Live Nation Entertainment from January 2010 through October 2010 and remained a member of the Board of Live Nation Entertainment through January 2011. He is President and a Director of The Diller-von Furstenberg Family Foundation and a Director of The Coca-Cola Company. He is also a member of the Board of Councilors of the University of Southern California’s School of Cinema-Television. Mr. Diller’s experience and leadership roles in the media and Internet sectors, including his experience with the challenges and opportunities associated with the digital transformation of the media industry, are of particular relevance to the Company’s business strategy. Mr. Diller’s significant experience across a variety of media and in the design, execution and oversight of new-media initiatives, as well as the distribution and monetization of Internet traffic across multiple advertising models, brings a vital perspective to the Board’s deliberations about the Company’s outlook and plans. Based on his service as a Director of other public companies, Mr. Diller also has experience in governance matters affecting organizations of comparable size and scope as the Company.

Donald E. Graham

Mr. Graham, age 70, has served as Chairman of the Board of the Company since September 1993 and served as Chief Executive Officer of the Company from May 1991 until November 2015. Mr. Graham served as President of the Company between May 1991 and September 1993. He also was Publisher of The Washington Post newspaper for 21 years, a position he held between 1979 and 2000. Mr. Graham has been a Director of the Company since 1974 and is Chairman of the Executive Committee and a member of the Finance Committee of the Board. By virtue of his ownership of 73.6% of the outstanding Class A Stock of the Company and his right to control the vote as a trustee of certain family trusts of an additional 14.2% of such stock, Mr. Graham effectively votes a total of 87.8% of the Class A shares. Mr. Graham was a Director of Facebook, Inc. from December 2008 until June 2015. Mr. Graham is a Trustee of the Federal City Council and KIPP-DC. He serves as a Director of the DC College Access Program, where he stepped down as Chairman of the Board in January 2015, and he is a Co-Founder of TheDream.US. As a result of his substantial and long-standing shareholdings in the Company and his tenure in various executive roles at the Company, Mr. Graham provides a unique perspective to the Board about the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of the Company and its businesses. Mr. Graham is the father-in-law of Timothy J. O’Shaughnessy and an uncle of Katharine Weymouth, both of whom also serve as members of the Board.

Ronald L. Olson

Mr. Olson, age 74, has been a partner since 1970 in the law firm of Munger, Tolles & Olson LLP, which is one of several law firms that were retained by a subsidiary of the Company in 2015 and which may again be retained in 2016. He has served as a Director of the Company since September 2003 and is a member of the Executive Committee. Mr. Olson is a Director of Berkshire Hathaway Inc. and is a Trustee of Western Asset Funds. He is a Director and serves on the Audit Committee of the non-profit RAND Corporation and Norton Simon Museum and is a Director of a number of other non-profit organizations, including the California Institute of Technology, the Mayo Clinic and ProPublica. Mr. Olson was a Director of City National Corporation from 2001 to 2014 and Edison International and Southern California Edison Company from 1995 to 2014. As a partner of a major law firm specializing in corporate and financial matters, Mr. Olson has significant experience in financial, transactional, litigation and compliance matters involving public companies in the United States, as well as public policy challenges facing companies with global operations. As a Director of other public companies and as an advisor to public company boards of directors, Mr. Olson also has experience in governance matters affecting organizations of comparable size and scope as the Company.

Timothy J. O’Shaughnessy

Mr. O’Shaughnessy, age 34, is President and Chief Executive Officer of Graham Holdings Company. He has served as a Director of the Company since November 2014 and is a member of the Finance and Executive Committees of the Board. Previously, he served as Chief Executive Officer of LivingSocial, which he co-founded in 2007. During his tenure, the e-commerce and marketing company grew sales to nearly $2 billion. Following his graduation from

Georgetown University in 2004 with a BSBA in Marketing, Operations and Information Management, Mr. O’Shaughnessy joined AOL as a product manager. In 2006, he moved to Revolution Health, where he rose to Vice President of Product Development. During that time, he and three others developed a successful series of apps for Facebook. That company grew into LivingSocial, where Mr. O’Shaughnessy was CEO for seven years. Mr. O’Shaughnessy is a member of the Executive Committee of the Federal City Council and is a Director of Framebridge, Inc. He is married to Laura Graham O’Shaughnessy, a daughter of Donald E. Graham. She is President and CEO of SocialCode, a social-media marketing technology and services company, wholly owned by the Company.

James H. Shelton

Mr. Shelton, age 48, has been the President and Chief Impact Officer since January 6, 2016, of 2U, Inc., a provider of cloud-based software-as-a-service, or SaaS, technology fused with technology-enabled services, that enables non-profit colleges and universities to deliver education online. Mr. Shelton joined 2U in 2015 as its Chief Impact Officer to oversee day-to-day management responsibility for university program implementation, research and university relations. He has served as a Director of the Company since November 2015. Before joining 2U, Mr. Shelton served as Deputy Secretary at the U.S. Department of Education, which he joined in 2009 as head of the Office of Innovation and Improvement. His responsibilities included managing programmatic and policy operations of the U.S. Department of Education. Prior to his tenure with the Department of Education, he was Program Director for Education at the Bill & Melinda Gates Foundation, managing portfolios from $2 billion to $3 billion in nonprofit investments. Mr. Shelton serves on the boards of Revolution Foods, Inc., a private company providing healthy meals to families and students, and the My Brother’s Keeper Alliance. He is a senior Fellow with Results for America and the Bridgespan Group. Mr. Shelton’s significant experience in education, management, government and business is of particular relevance to the Company’s education business segment.

G. Richard Wagoner, Jr.

Mr. Wagoner, age 63, retired from General Motors Corporation (“GM”) in August 2009 after a 32-year career. He has served as a Director of the Company since June 2010 and is a member of the Audit Committee. Mr. Wagoner served as Chairman and Chief Executive Officer of GM from May 2003 through March 2009 and had been President and Chief Executive Officer since June 2000. Other positions he held at GM include Executive Vice President and President of North American Operations; Executive Vice President, Chief Financial Officer and Head of Worldwide Purchasing; and President and Managing Director of General Motors do Brasil. On June 1, 2009, GM and its affiliates filed voluntary petitions in the U.S. Bankruptcy Court for the Southern District of New York, seeking relief under Chapter 11 of the U.S. Bankruptcy Code. Mr. Wagoner was not an Executive Officer or Director of GM at the time of that filing. Mr. Wagoner is a member of the Board of Directors of Invesco, Aleris Corporation and several privately held companies. In addition, he advises several investment and finance firms, start-ups and early-stage ventures. Mr. Wagoner is a member of the Virginia Commonwealth University Board of Visitors, the Duke University Health Systems Board of Directors and the Duke Kunshan University Advisory Board. He is a Trustee Emeritus of Duke University and a former Board Chair and continues as a member of Duke Fuqua’s School of Business Advisory Board. He is a member of the Mayor of Shanghai, China’s International Business Leaders Advisory Council and a member of the Council of Chief Executives. Through his leadership roles at GM and other activities, Mr. Wagoner has significant experience in general management, global business, marketing and advertising, finance, technology, procurement and management development, as well as with public company financial reporting obligations and corporate governance matters affecting organizations of comparable size and scope as the Company.

Katharine Weymouth

Ms. Weymouth, age 49, is former Publisher and Chief Executive Officer of The Washington Post. She was CEO and Publisher from February 2008 to October 2014. Ms. Weymouth became a Director of the Company in September 2010, and she currently serves on the Finance Committee of the Board. She joined The Washington Post in 1996 as Assistant General Counsel and held various positions within that organization over 18 years. Ms. Weymouth held several positions within the Post’s advertising department, including Director of the department’s jobs unit, Director of Advertising Sales and Vice President of Advertising. She also served as Associate Counsel of Washingtonpost.Newsweek Interactive, then the online publishing subsidiary of The Washington Post Company. She is a Director of Cable One, Inc. (Cable ONE). She serves as a Trustee of the Philip L. Graham Fund and of The Field School and is a Trustee of The Economic Club of Washington, D.C. Ms. Weymouth is a niece of the Chairman of the Board of the Company, Mr. Graham.

NOMINEES FOR ELECTION BY CLASS B SHAREHOLDERS

Christopher C. Davis

Mr. Davis, age 50, has served as Chairman of Davis Selected Advisers, Inc., an investment counseling firm, since 1998. He has served as a Director of the Company since January 2006. He is Chairman of the Finance Committee and a member of the Audit and Executive Committees of the Board. Mr. Davis became lead Director in May 2011. Mr. Davis is also a Director and officer of a number of mutual funds advised by Davis Selected Advisers, LP, as well as other entities controlled by Davis Selected Advisers, LP. Mr. Davis is a Director of the Hudson Highland Land Trust and a Trustee of the American Museum of Natural History and the Shelby Cullom Davis Charitable Fund. Mr. Davis brings financial and investment experience to the work of the Board, including particular experience in evaluating strategic opportunities, transactions and investments. Mr. Davis also has experience in public company financial reporting, accounting and compliance matters, as well as significant leadership and institutional organizational experience from his service on the boards of several non-profit organizations.

Thomas S. Gayner

Mr. Gayner, age 54, has served as Co-Chief Executive Officer of Markel Corporation, a publicly traded financial holding company headquartered in Glen Allen, VA, since January 2016, and prior to that, he served as President and Chief Investment Officer of Markel Corporation since May 2010. Mr. Gayner has served as a Director of the Company since January 2007. He is Chairman of the Audit Committee and a member of the Finance Committee. Since 1990, he has served as President of Markel Gayner Asset Management; he served as a Director of Markel Corporation from 1998 to 2003. Previously, he was a certified public accountant at PricewaterhouseCoopers LLP and a Vice President of Davenport & Company of Virginia. Mr. Gayner serves on the Board of Directors of Colfax Corporation, Cable ONE, The Davis Series Mutual Funds, Bon Secours Health System and the Community Foundation of Richmond. Mr. Gayner brings to the Board the leadership, management oversight and financial skills gained in his role as a senior manager and Director of Markel Corporation. Through his educational background and experience as a senior officer of an asset management firm, Mr. Gayner has significant experience in public company financial reporting, accounting and financial control matters, as well as experience in the analysis of strategic investment opportunities.

Anne M. Mulcahy

Mrs. Mulcahy, age 63, served as Chairman of the Board of Xerox Corporation from 2002 until 2010 and served as Chief Executive Officer from 2001 through June 2009. From May 2000 through July 2001, she was President and Chief Operating Officer of Xerox. Mrs. Mulcahy has served as a Director of the Company since January 2008. She is Chairman of the Compensation Committee and also serves on the Executive Committee. Mrs. Mulcahy began her Xerox career as a field sales representative and assumed positions with increasing responsibility in sales and senior management. She was Vice President for Human Resources before becoming Chief Staff Officer and later Corporate Senior Vice President. She is a Director of Target Corporation, Johnson & Johnson, LPL Financial and the non-profit organization Save the Children, where she serves as Board Chairman. Mrs. Mulcahy was a Director of Citigroup, Inc. until May 2010. As a result of the various leadership roles in which she has served at Xerox Corporation, Mrs. Mulcahy has experience in the core management skills relevant to a global branded organization, including matters relating to strategic oversight and execution. Her experience in compensation, benefits, human resource strategy and management development provides an important perspective to the Board’s deliberations about those matters, particularly given the significant size of the Company’s workforce. As a Director of other public companies, Mrs. Mulcahy also has experience in governance matters affecting organizations of comparable size and scope as the Company.

Larry D. Thompson

Mr. Thompson, age 70, is retired from PepsiCo, Inc., a global food and beverage company, where he served as Executive Vice President–Government Affairs, General Counsel and Corporate Secretary from June 2012 to November 2014. From October 2004 to May 2011, when he initially retired, Mr. Thompson served as a Senior Vice President–Government Affairs, General Counsel and Corporate Secretary of PepsiCo, Inc. Mr. Thompson has served as a Director of the Company since June 2011 and is a member of the Compensation Committee. Mr. Thompson serves on the Advisory Boards of The Brookings Institution and the Georgia Justice Project and is a Director of Practicing Law Institute and the Southern Company, as well as various Franklin, Templeton and Mutual Series Funds. His government career included serving in the U.S. Department of Justice as Deputy Attorney General and leading the Department’s National Security Coordination Council. In 2002, President George W. Bush named Mr. Thompson to head the

Corporate Fraud Task Force. Previously, Mr. Thompson had been a partner in the Atlanta law firm of King & Spalding, where he practiced in the antitrust and litigation departments. He served as the U.S. Attorney for the Northern District of Georgia and was later appointed Independent Counsel for the Department of Housing and Urban Development Investigation by the Special Panel of the U.S. Circuit Court Judges appointed by the U.S. Supreme Court. He is an elected Fellow of the American Board of Criminal Lawyers. Mr. Thompson is a recipient of the Edmund Jennings Randolph Award for outstanding contributions to the accomplishment of the Department of Justice’s mission, the Outstanding Litigator Award by the Federal Bar Association and the A. T. Walden Award for outstanding accomplishments to the legal profession by the Gate City Bar Association in Atlanta. Through his previous roles at the U.S. Department of Justice and at PepsiCo, Mr. Thompson brings to the Board extensive legal experience in both a governmental and corporate setting. As a Director of other public companies, he also has significant experience with corporate governance matters and reporting obligations.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

Board Committees

The standing committees of the Board are the Audit Committee, Compensation Committee, Finance Committee and Executive Committee.

Given the ownership structure of the Company and its status as a “controlled company” (see page 12), the Board does not have a nominating committee. Decisions on nominees to the Board are made through consultation among the Chairman of the Board and the other members of the Board. The Company has not utilized the services of any third party to assist in identifying and evaluating nominees.

Audit Committee

The functions of the Audit Committee include overseeing (i) management’s conduct of the Company’s financial reporting process (including the development and maintenance of systems of internal accounting and financial controls); (ii) the integrity of the Company’s financial statements; (iii) the Company’s compliance with legal and regulatory requirements; (iv) the qualifications and independence of the Company’s outside auditor; (v) the performance of the Company’s internal audit function; (vi) the outside auditor’s annual audit of the Company’s financial statements; and (vii) the preparation of certain reports required by the rules and regulations of the Securities and Exchange Commission. A current copy of the Audit Committee’s Charter is available on the Company’s website, www.ghco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer, Graham Holdings Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

Christopher C. Davis, Thomas S. Gayner (Chairman) and G. Richard Wagoner, Jr. served on the Audit Committee in 2015. The Board of Directors has determined that all members of the Audit Committee are non-employee, “financially literate,” “independent” Directors within the meaning of the New York Stock Exchange listing standards. None of the members of the Audit Committee has accepted, other than in his capacity as a Committee or Board member, any consulting, advisory or other compensatory fee from the Company or its affiliates, and none of the members of the Audit Committee has a material relationship with the Company.

The Board has determined that Thomas S. Gayner has the requisite background and experience to be (and is) designated an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K due to his extensive experience, as discussed under “Proposal 1: Election of Directors.” In addition, the Board has determined that all of the members of the Audit Committee are well grounded in financial matters and are familiar with generally accepted accounting principles. All of the members of the Audit Committee have a general understanding of internal controls and procedures for financial reporting, as well as an understanding of audit committee functions. To the extent that matters come before the Audit Committee that involve accounting issues, the members of the Audit Committee consult with and rely on management, in addition to external experts, such as the Company’s independent registered public accountants, PricewaterhouseCoopers LLP. In addition, the Audit Committee has authority to obtain advice from internal or external legal or other advisors.

The Audit Committee held seven meetings in 2015.

Compensation Committee

The functions of the Compensation Committee include (i) reviewing and approving the compensation of the Company’s Chief Executive Officer and President and other members of senior management (including, among other elements of compensation, annual base salary, annual incentive opportunities and long-term incentive opportunities); (ii) overseeing the administration and determination of awards under the Company’s compensation plans; and (iii) preparing any report on executive compensation required by the rules and regulations of the SEC. A current copy of the Compensation Committee’s Charter is available on the Company’s website, www.ghco.com; a copy of such Charter will be furnished without charge to any shareholder upon written request addressed to the Treasurer, Graham Holdings Company at 1300 North 17th Street, Suite 1700, Arlington, VA 22209.

Lee C. Bollinger, Barry Diller, Anne M. Mulcahy (Chairman) and Larry D. Thompson served on the Compensation Committee in 2015. All members of the Compensation Committee are non-employee Directors and have been determined to be “independent” within the meaning of the listing requirements of the New York Stock Exchange applicable to service on compensation committees.

The Compensation Committee held six meetings in 2015.

Finance Committee

The functions of the Finance Committee include (i) reviewing with management the capital needs of the Company and (ii) considering and making recommendations to the Board related to dividend policy, major acquisitions and dispositions of businesses, incurrence of indebtedness, selection of managers of defined benefit plan assets, stock repurchase programs and certain other financial matters.

Christopher C. Davis (Chairman), Barry Diller, Thomas S. Gayner, David Goldberg (until May 2015), Donald E. Graham, Timothy J. O’Shaughnessy and Katharine Weymouth served on the Finance Committee in 2015.

The Finance Committee held one meeting in 2015.

Executive Committee

The Executive Committee has and may exercise all of the powers of the Board that may be delegated by law in the management of the business and affairs of the Company and exercises the authority of the Board between meetings.

Christopher C. Davis, Barry Diller, Donald E. Graham (Chairman), Anne M. Mulcahy, Ronald L. Olson and Timothy J. O’Shaughnessy serve on the Executive Committee.

The Executive Committee held no meetings in 2015.

Meeting Attendance

The Board held a total of five regular meetings and three special meetings in 2015. Each Director attended at least 75% of the meetings of the Board and the committees of the Board on which the Director served with the exception of Mr. Diller.

The Board does not have a policy of requiring Directors to attend annual meetings of shareholders and leaves it at the discretion of each Director as to whether he or she will attend the meeting. In addition to the Chairman, eight Directors attended the 2015 Annual Meeting of Shareholders.

Director Compensation

During 2015, non-employee Directors received the following annual payments:

•	$150,000 as a cash retainer; and

•	reimbursement of out-of-pocket expenses for the meetings they attended.

Each non-employee Chair of a committee of the Board received an additional $20,000. Members of the Audit Committee received an additional $20,000 annually for their service on that committee. Employee Directors received no compensation for serving on the Board.

The total 2015 compensation of non-employee Directors is shown on the following table:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Lee C. Bollinger	$150,000	—	—	$150,000
Christopher C. Davis	190,000	—	—	190,000
Barry Diller	150,000	—	—	150,000
Thomas S. Gayner	190,000	—	—	190,000
David Goldberg (1)	75,000	—	—	75,000
Anne M. Mulcahy	170,000	—	—	170,000
Ronald L. Olson	150,000	—	—	150,000
James H. Shelton (2)	—	—	30,417 (3)	30,417
Larry D. Thompson	150,000	—	—	150,000
G. Richard Wagoner, Jr.	170,000	—	4,000 (4)	174,000
Katharine Weymouth	150,000	—	—	150,000

(1)	Mr. Goldberg served as a Director until his death on May 1, 2015.

(2)	Mr. Shelton served as a Special Advisor to the Chairman of the Board from May 18, 2015, to August 24, 2015, and was subsequently elected to the Board of Directors on November 12, 2015. Mr. Shelton waived his fourth quarter cash retainer.

(3)	Represents compensation received by Mr. Shelton for services as a Special Advisor to the Chairman of the Board.

(4)	Charitable contribution made pursuant to the Company’s matching gift program.

The Company has in place a voluntary Deferred Compensation Plan for Directors of the Company. Amounts deferred pursuant to this plan are reflected in the “Fees Earned or Paid in Cash” column in the table above. This plan provides an opportunity for participants to elect to defer the receipt of either all or a portion of the fees received for service as a Director. Elections to defer must be filed in advance of earning such fees. Deferred amounts will earn investment credits in accordance with participant elections from a choice of investment funds (based on the funds available under the Company’s 401(k) plan). None of the deferred amounts was credited with above-market interest. Deferred amounts are payable upon separation from service or such other future date as specified by the participant at the time of election. The Company closed the Deferred Compensation Plan to new participants as of December 2015. The Company does not provide stock awards, option awards or other non-equity compensation to non-employee Directors.

“Controlled Company”

The descendants of Katharine Graham (including the Company’s Chairman of the Board) and trusts for the benefit of those descendants own the majority of the shares of Class A Common Stock and have the right to vote for 70% of the Board of Directors; thus the Company is a “controlled company” for purposes of Section 303A.00 of the New York Stock Exchange Listed Company Manual. As a “controlled company,” the Company is exempt from certain governance requirements, including the requirement that it have a nominating/corporate governance committee, and the Company does not deem it necessary to have such a committee. The Company does not have a procedure by which shareholders may recommend nominees to the Board, given the Company’s ownership structure. Notwithstanding the fact that as a “controlled company,” the Company is not required to have a Board of Directors that comprises a majority of “independent” directors, the Board has determined that current members Lee C. Bollinger, Christopher C. Davis, Barry Diller, Thomas S. Gayner, Anne M. Mulcahy, Ronald L. Olson, James H. Shelton, Larry D. Thompson and G. Richard Wagoner, Jr. (who, together, constitute a majority of the Board) are “independent” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual. In reaching this conclusion, the Board considered commercial relationships with companies at which Directors or their family members served as outside directors or executive officers. These relationships involved the Company’s purchases of services in the ordinary course of business that were made on arm’s-length terms under circumstances and in amounts that did not affect the relevant Directors’ independence.

Meetings of the Non-Management Directors

The listing requirements of the New York Stock Exchange call for the non-management Directors of the Company to meet regularly in executive session without management. The Board has appointed Christopher C. Davis as lead Director and has authorized him to preside at the executive sessions. The non-management Directors met in executive session in May and September 2015 and expect to meet in executive session in 2016 as appropriate.

Compensation Committee Interlocks and Insider Participation

Lee C. Bollinger, Barry Diller, Anne M. Mulcahy and Larry D. Thompson served as members of the Compensation Committee in 2015. No member of the Compensation Committee has ever been an employee of the Company. No executive officer of the Company serves on the compensation committee of any other entity that has, or has had, one or more of its executive officers serving on the Company’s Board of Directors.

Board Leadership Structure and Role in Risk Oversight

Until November 2015, Donald E. Graham served as Chairman of the Board of the Company, as well as Chief Executive Officer of the Company. In November 2015, Timothy J. O’Shaughnessy became President and Chief Executive Officer, and Mr. Graham continued to serve as Chairman of the Board of Directors. Mr. O’Shaughnessy had been named President of the Company and served as a Director of the Company since November 2014. Until the separation of the roles in 2015, the Board of Directors believed that Mr. Graham’s service as both Chairman of the Board and Chief Executive Officer was in the best interests of the Company. This structure was appropriate, given the significant shareholdings in the Company of Mr. Graham and the Graham family, and also served other purposes. Mr. Graham possesses in-depth strategic and operational knowledge of the opportunities and challenges facing the Company and was best positioned to develop agendas that focused on matters that merited Board attention. At his request, Mr. Graham has not received a raise in his annual salary nor received an annual bonus in 25 years in his non-Board roles. In connection with his resignation as Chief Executive Officer, Mr. Graham’s salary was reduced from $400,000 to $100,000, and he no longer participates in any long-term compensation or annual bonus plans.

While as a “controlled company,” the Company is not legally required to have a majority of independent Directors, the majority of the Board, in fact, comprises independent Directors who act as an effective counterbalance to Mr. Graham, Chairman of the Board, and Mr. O’Shaughnessy, as President and Chief Executive Officer. The Board also appoints a lead independent Director. Christopher C. Davis serves in this capacity. The lead independent Director typically chairs executive sessions of Board meetings and consults with Mr. Graham and Mr. O’Shaughnessy and senior management regarding issues to be included in Board meeting agendas. The lead independent Director is also expected to collaborate with Mr. O’Shaughnessy in reviewing key operational and other matters and to act as a liaison between Messrs. Graham and O’Shaughnessy and the independent Directors.

The Board as a whole actively considers strategic decisions proposed by management, including matters affecting the business strategy and competitive and financial positions of the Company, and monitors the Company’s risk profile. Board meetings are focused on strategic matters affecting major areas of the Company’s business, including operational, execution and competitive risks and risk management initiatives. The Board fulfills certain risk oversight functions through its standing committees. For example, the Finance Committee reviews and makes recommendations to the Board related to major acquisitions or dispositions, including with respect to attendant risks, and the Compensation Committee addresses the risk profile of the Company’s compensation program and arrangements. The Audit Committee also plays a key role in risk oversight, particularly with respect to financial reporting, accounting and compliance matters.

Risk oversight activities are supported by internal reporting structures that aim to surface directly to the Board key matters that can affect the Company’s risk exposures. For example, the head of the Company’s internal audit function reports directly to the Audit Committee. The Company has also established a management-level Compliance Committee that reports periodically to the Audit Committee about regulatory risks affecting the Company’s education businesses, as well as a Disclosure Controls Committee, chaired by the General Counsel, that reports directly to the Audit Committee on certain matters relating to the Company’s public disclosures.

Communicating With Directors

Interested parties may communicate concerns to the lead Director or to the other Directors of the Company through Navex Global, the Company’s third-party-managed hotline, via telephone at 1-866-687-8972 or online at https://ghco.alertline.com.

STOCK HOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information in the following two tables relates to each person who, on February 1, 2016, was a “beneficial owner” (as defined under the proxy rules of the Securities and Exchange Commission) of more than 5% of the Company’s Class A or Class B Stock and to the stock holdings of Directors and officers. Under the proxy rules, a person is deemed to be the “beneficial owner” of stock if such person has (or shares) either investment power or voting power over such stock or has (or shares) the right to acquire such stock within 60 days by any of a number of means, including the conversion of another security that is convertible into such stock. A substantial number of shares of the Company’s Class A and Class B Common Stock are held in trusts or subject to other agreements that provide for the sharing of investment power, voting power or both among several persons, each of whom is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the shares so held. Furthermore, in many cases, such persons do not include the beneficiary of the trust who, although not deemed to be a “beneficial owner” in the absence of voting or investment power over the shares, is nevertheless shown below as a “beneficial owner” because of the beneficiary’s economic interest in the shares. In addition, since all of the shares of Class A Stock are convertible at the option of the holder into Class B Stock on a share-for-share basis, each “beneficial owner” of shares of Class A Stock is deemed by the Securities and Exchange Commission to be a “beneficial owner” of the same number of shares of Class B Stock. In indicating below a person’s “beneficial ownership” of shares of Class B Stock, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a “beneficial owner.” For these reasons, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Principal Holders of Stock

Shares (%)
Name and Address of Beneficial Owner	Class A Stock	Class B Stock
Donald E. Graham (a)	959,776 (99.6%)	1,123,833 (19.5%)*
1300 North 17th Street, Suite 1700
Arlington, VA
Elizabeth G. Weymouth (b)	237,625 (24.6%)	**
1300 North 17th Street, Suite 1700
Arlington, VA
George J. Gillespie III (c)	178,575 (18.5%)	**
825 Eighth Avenue
New York, NY
Daniel L. Mosley (d)	696,597 (72.3%)	747,366 (13.0%)*
825 Eighth Avenue
New York, NY
Southeastern Asset Management (e)	—	703,052 (14.4%)
6410 Poplar Avenue, Suite 900
Memphis, TN
The Vanguard Group (f)	—	302,147 (6.19%)
100 Vanguard Boulevard
Malvern, PA
Capital Research Global Investors (g)	—	336,981 (6.9%)
333 South Hope Street
Los Angeles, CA 90071
BlackRock, Inc. (h)	—	277,852 (5.7%)
55 East 52nd Street
New York, NY

* The calculations in this table relating to percentage ownership of Class B Stock include 964,001 shares of Class B Stock issuable upon conversion of shares of Class A Stock.

** Less than 5%.

(a)	According to information as of February 1, 2016, and available to the Company, Mr. Donald Graham has voting and investment power with respect to shares of Class A Stock as follows: sole voting and investment power, 709,627 (73.6%); and shared voting and investment power, 250,149 (25.9%) shares.

Mr. Graham also has voting and investment power with respect to shares of Class B Stock as follows: 112,662 (2.0%) shares; shared voting and investment power 164,057 (2.9%) shares; and 960,276 (16.7%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Graham.

The holdings of Class B Stock recorded for Mr. Graham also include shares of 107,575 Class B Stock owned by subsidiaries of Berkshire Hathaway Inc. (“Berkshire”), which have the sole investment power of the shares; sole voting power is held by Mr. Donald Graham under an agreement dated February 25, 1977, and amended and extended on September 13, 1985, May 15, 1996, and July 6, 2006, which has a termination date (which may be extended) of February 24, 2017.

(b)	According to information as of February 1, 2016, and available to the Company, Mrs. Elizabeth Weymouth has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 168,000 (17.4%) shares. In addition, Mrs. Weymouth, as the beneficiary of a trust (even though she has no voting or investment power with respect thereto) is deemed to be the beneficial owner of 69,625 (7.2%) shares of Class A Stock. The holdings of Class B Stock recorded for Mrs. Weymouth, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mrs. Weymouth, are less than 5%.

(c)	According to information as of February 1, 2016, and available to the Company, Mr. George J. Gillespie III, as a Trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 178,575 (18.5%) shares. In addition, Mr. Gillespie has voting and investment power with respect to shares of Class B Stock as follows: shared voting and investment power, 8,300 (<1%) shares. The holdings of Class B Stock recorded for Mr. Gillespie, including shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Gillespie, are less than 5%.

(d)	According to information as of February 1, 2016, and available to the Company, Mr. Daniel Mosley, as a Trustee of various trusts, has voting and investment power with respect to shares of Class A Stock as follows: shared voting and investment power, 696,597 (72.3%) shares. In addition, Mr. Mosley has voting and investment power with respect to shares of Class B Stock as follows: shared voting and investment power, 50,769 (<1.0%) shares. The holdings of Class B Stock recorded for Mr. Mosley include 700,169 (12.2%) shares issuable upon conversion of shares of Class A Stock deemed to be beneficially owned by Mr. Mosley as a Trustee of various trusts.

(e)	According to a Schedule 13G filed on February 12, 2016, Southeastern Asset Management, Inc. (“Southeastern Asset”), an investment advisor, was deemed to be the beneficial owner of 703,052 (14.4%) shares of Class B Stock. According to the Schedule 13G, Southeastern Asset has sole voting power over 232,696 (4.8%) shares; shared voting power over 428,000 (8.8%) shares; no voting power over 42,356 (<1%) shares; sole dispositive power over 275,052 (5.7%) shares; and shared dispositive power over 428,000 (8.8%) shares. The Schedule 13G was filed jointly with Longleaf Partners Small-Cap Fund (an investment company), which has shared voting power over 428,000 (8.8%) shares, according to the Schedule 13G.

(f)	According to a Schedule 13G filed on February 10, 2016, The Vanguard Group (“Vanguard”), an investment advisor, was deemed to be the beneficial owner of 302,147 (6.19%) shares of Class B Stock. According to the Schedule 13G, Vanguard has sole voting power over 3,094 (<1%) shares, shared dispositive power over 3,094 (<1%) shares, and sole dispositive power over 299,053 (6.2%) shares.

(g)	According to a Schedule 13G filed on February 16, 2016, Capital Research Global Investors, an investment advisor, was deemed to be the beneficial owner of 336,981 (6.9%) shares of Class B Stock.

(h)	According to a Schedule 13G filed on January 26, 2016, BlackRock, Inc. (“BlackRock”), an investment advisor, was deemed to be the beneficial owner of 277,852 (5.7%) shares of Class B Stock. According to the Schedule 13G, BlackRock has sole voting power over 264,603 (5.4%) shares and sole dispositive power over 277,852 (5.7%) shares.

The table below, which is based on information furnished to the Company by its Directors and officers, shows as of February 1, 2016, for each person nominated for election as a Director, each named executive officer and for all Directors and executive officers of the Company as a group, the number of shares of each class of Common Stock “beneficially owned” (as defined in the Securities and Exchange Commission’s proxy rules) and, in the case of each nominee for election as a Director, the nature of such “beneficial ownership.” For the reasons set forth in the first paragraph of this section of the Proxy Statement, there is very substantial duplication in the numbers of shares and percentages shown in the following table.

Holdings of Directors and Officers*

Shares (%)
	Class A	Class B(a)
Lee C. Bollinger^	—	—
Christopher C. Davis^	—	5,000 (b)
Barry Diller^	—	4,000 (b)
Thomas S. Gayner^(c)	—	5,300 (b)
Donald E. Graham^+(d)	959,776 (99.6%)	1,123,833 (19.5%)
Hal S. Jones+(e)	—	6,065 (b)
Nicole M. Maddrey+	—	1,650 (b)
Anne M. Mulcahy^	—	—
Ronald L. Olson^	—	—
Timothy J. O’Shaughnessy^+(f)	8,593 (b)	37,544 (b)
Gerald M. Rosberg+(g)	—	7,070 (b)
Andrew S. Rosen+(h)	—	84,433 (1.5%)
James H. Shelton^	—	—
Larry D. Thompson^	—	76 (b)
G. Richard Wagoner, Jr.^(i)	—	1,000 (b)
Katharine Weymouth^	—	14,721 (b)
All Directors, named executive officers and remaining executive officers as a group, eliminating duplications (18 individuals)(j)	968,369 (100.5%)	1,296,093 (22.5%)

*  Unless otherwise indicated, the Directors and officers listed have sole voting and investment power with respect to such securities. None of the securities has been pledged as security.

^  Director.

+  Named Executive Officer.

(a)	The calculations in this table relating to percentage of Class B Stock include 964,001 shares of Class B Stock issuable upon conversion of shares of Class A Stock.

(b)	Less than 1%.

(c)	Includes 5,200 shares of Class B Stock held for the account of a number of beneficial owners in which Mr. Gayner disclaims beneficial ownership.

(d)	See Table of “Principal Holders of Stock” on page 14.

(e)	Includes 3,090 shares Mr. Jones has the right to purchase, pursuant to stock options.

(f)	Class A shares held in a trust for Mr. O’Shaughnessy’s spouse. Class B stock include 16,075 shares held in trusts for the benefit of Mr. O’Shaughnessy’s spouse and children. He is neither a trustee nor a beneficiary of such trusts and disclaims beneficial ownership. Includes 12,876 shares Mr. O’Shaughnessy has the right to purchase, pursuant to stock options.

(g)	Includes 1,545 shares Mr. Rosberg has the right to purchase, pursuant to stock options.

(h)	Includes 77,258 shares Mr. Rosen has the right to purchase, pursuant to stock options. In addition to the stock set forth above, Mr. Rosen holds 7,206 shares of Kaplan stock, which represents less than 1% of the total outstanding stock of Kaplan, Inc.

(i)	Shares are held in a revocable trust.

(j)	Includes 104,069 shares of Class B Stock, which Directors and executive officers have the right to purchase, pursuant to stock options, and shares of restricted stock awarded to executive officers in accordance with the Graham Holdings Company Incentive Compensation Plan. It does not include 13,740 shares of Class B Stock held as of December 31, 2015, by the trustee of various savings plans maintained by the Company and its business units over which the trustee has voting and investment powers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with SEC initial reports of ownership and reports of changes in ownership of Class B Stock. Based upon information furnished by these persons, we believe that all required filings for 2015 were made in a timely manner, except that a Form 4 on behalf of Mr. Graham was not filed on a timely basis to report 66 shares owned by his wife of which he may be deemed beneficial owner by virtue of their marriage. An amendment to Mr. Graham’s most recently filed Form 4 was made on February 22, 2016, reporting beneficial ownership of these shares.

PROPOSAL 2: APPROVAL OF 2015 COMPENSATION AWARDED TO NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934 and the corresponding SEC rules, the Company is seeking an advisory, non-binding shareholder vote from its Class A Shareholders with respect to compensation awarded to its named executive officers for 2015. On May 12, 2011, the majority of the Company’s Class A Shareholders voted in favor of an annual, non-binding shareholder advisory vote on executive compensation and, in consideration of the outcome of the frequency vote, the Board determined to hold such advisory vote each year. The Company’s executive compensation program and compensation paid to its named executive officers are described under the heading “Executive Compensation” in this Proxy Statement. The Compensation Committee oversees the program and compensation awarded, adopting changes to the program and awarding compensation as appropriate to reflect the Company’s circumstances and to promote the main objective of the program: to motivate talented employees in order to increase value for shareholders by facilitating long-term growth of the Company. If you are a Class A Shareholder, you may vote for or against the following resolution, or you may abstain. The Compensation Committee will consider the outcome of the vote, along with other relevant factors, in evaluating its executive compensation program. Following the Meeting, the next such non-binding advisory vote to approve the Company’s executive compensation is scheduled to occur at the 2017 Annual Meeting of Shareholders.

Resolved, that the compensation paid to the Company’s named executive officers for 2015, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative discussion and related material included in this Proxy Statement, is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS THAT CLASS A SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE FOREGOING RESOLUTION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the Company’s executive compensation principles and programs, with a focus on the decisions of the Compensation Committee of the Board of Directors (the “Committee”) regarding 2015 compensation for the Company’s named executive officers. The named executive officers for 2015 were as follows:

Name	Position with the Company
Donald E. Graham	Chairman of the Board of Directors
Timothy J. O’Shaughnessy	President and Chief Executive Officer
Hal S. Jones	Senior Vice President–Finance and Chief Financial Officer
Nicole M. Maddrey	Senior Vice President, General Counsel and Secretary
Gerald M. Rosberg	Senior Vice President–Planning and Development
Andrew S. Rosen	Executive Vice President and Chairman and Chief Executive Officer, Kaplan, Inc.

Key Leadership Changes

In November 2015, Donald E. Graham, Chairman of the Board and Chief Executive Officer of the Company, resigned from his position as Chief Executive Officer but remained Chairman of the Board. Timothy J. O’Shaughnessy was elected Chief Executive Officer in addition to his role as President by the Board of Directors. In August 2015, Andrew S. Rosen, Executive Vice President of the Company and Chairman of Kaplan, Inc., assumed the role of Chief Executive Officer of Kaplan, Inc. in addition to his role as Chairman of Kaplan, Inc. Additionally, effective April 2015, Nicole M. Maddrey was named Senior Vice President, General Counsel and Secretary.

Overview of Compensation Program

The Committee has responsibility for establishing and continually monitoring adherence to the Company’s compensation philosophy–a philosophy designed to attract, retain and motivate qualified and talented employees who are enthusiastic about the Company’s mission and culture. The Committee, which is composed entirely of independent directors, is chaired by Anne M. Mulcahy and includes Lee C. Bollinger, Barry Diller and Larry D. Thompson, seeks to establish total compensation packages that are attractive to employees and comparable to, but not dramatically different from, those offered by peer companies with comparable revenue in similar industries. Through regular meetings and discussions with management, the Committee ensures that the total compensation paid to all executives, including named executive officers of the Company, is fair, reasonable and based on performance goals established to increase value for shareholders by facilitating the long-term growth of the Company. The Committee considers both the Company’s short-term and long-term plans in determining compensation. Annual plans are used to motivate and reward management for achieving specific yearly goals. Long-term plans, typically three or four years in duration, are designed to reward cumulative long-term goals. All performance criteria, however, including those in annual or relatively short-term plans, are designed to reward executives for making decisions that will enhance the long-term value of the Company. Compensation paid pursuant to these plans may be cash or stock-based compensation. The Company has historically favored cash compensation over non-cash compensation, as management and the Committee believe that cash incentives provide more targeted rewards for specific performance. However, the Company does not apply a specific formula for allocating between cash and non-cash compensation or short- and long-term compensation. Instead, management and the Committee select the method of compensation thought most likely to lead to achievement of the particular goal.

The named executive officers receive an annual salary and, except Donald E. Graham, Chairman of the Board, participate in performance-based annual bonus plans and four-year cash-based Performance Unit Plans and, in certain circumstances, have received restricted stock or stock options, as determined by the Committee on an individual basis. With the exception of Mr. O’Shaughnessy and Ms. Maddrey, the named executive officers also receive benefits pursuant to the Supplemental Executive Retirement Plan (the “SERP”), which was closed to new participants in December 2015.

Compensation Committee Role and Responsibility

The Board has delegated to the Committee the responsibility of overseeing the administration of the Company’s compensation plans and the preparation of all reports and documents required by the rules and regulations of the SEC. The Committee annually reviews and approves the corporate goals and objectives upon which the compensation of the President and Chief Executive Officer and senior management, including the named executive officers, is based. The Committee evaluates the President and Chief Executive Officer’s performance in light of these goals and objectives. Furthermore, the Committee reviews and makes recommendations to the Board with respect to any incentive compensation plans, including equity-based plans, to be adopted or submitted to the Company’s shareholders for approval. The Committee reviews the Company’s succession plans, including (i) the President and Chief Executive Officer’s recommendations as to a successor, should he become disabled or unable to perform his duties for an extended period of time, and, annually, (ii) the Company’s efforts at management development.

The Committee may request that any officer or employee of the Company, or any of its affiliates, or the Company’s outside counsel or an independent auditor, attend meetings of the Committee or meet with any members of, or consultants to, the Committee. The Committee has authority to retain or terminate any compensation consultant used to assist in the evaluation of Director, President and Chief Executive Officer or senior management compensation and has sole authority to approve the consultant’s fees and other retention terms. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. In 2015, the Committee retained Semler Brossy to review the compensation package of Mr. O’Shaughnessy. The Committee reviews the performance, independence and conflict of interests of its compensation consultant in accordance with applicable standards, and no independence or conflict of interest issues were identified with Semler Brossy. Additionally, Ann L. McDaniel has provided consulting services to the Committee and the Company since her retirement as Senior Vice President on April 3, 2015 and was engaged directly by the Committee to provide ongoing advice with respect to the compensation of the named executive officers. Ms. McDaniel received $152,998 in fees for her services as a compensation consultant to the Committee in 2015. Pursuant to the consulting agreement between Ms. McDaniel and the Company, dated as of July 16, 2014, Ms. McDaniel also provided consulting services to the Company, including consultation with officers of the Company on general compensation, benefits and other human resources related issues, as well as the Company’s public relations and media communications. Ms. McDaniel received $101,999 in fees for such additional services to the Company. In addition, Ms. McDaniel received $258,000 as compensation for services performed as Senior Vice President of the Company in 2015 prior to her retirement, in addition to other payments and benefits, including certain payments with respect to her retirement benefits under the Company’s retirement plans. In connection with Ms. McDaniel’s retirement, 450 shares of restricted stock held by Ms. McDaniel accelerated vesting as of her retirement, representing a total value of $470,538 (based on a per share price of Class B Common Stock of $1,045.64, the average of the high and low stock price on April 2, 2015), and the remaining shares of restricted stock held by Ms. McDaniel were forfeited.

During 2015, the Committee met six times. A copy of the Company’s Compensation Committee Charter is available under the “Investor Relations” tab at www.ghco.com.

Role of Executive Officers in Compensation Decisions

Mr. Graham, Chairman of the Board of Directors, Mr. O’Shaughnessy, President and Chief Executive Officer, and Ms. McDaniel, Senior Vice President through March 2015, and currently a consultant and secretary of the Committee in 2015, attended all six Committee meetings during 2015. Denise Demeter, Vice President and Chief Human Resources Officer attended three meetings during 2015.

Messrs. Graham and O’Shaughnessy and Ms. McDaniel recommend to the Committee the size of each component of compensation for each of the named executive officers (other than their own) and for all employees earning annual salaries of $300,000 or more and bonuses of $75,000 or more. Recommendations are based on a discussion with the head of the division where the employee works, a review of his or her performance and a comparison of available compensation survey data for that job and geographic area. The Committee examines each of the suggested compensation actions and, in its sole discretion, modifies the awards when appropriate to better reflect the goals of the Company. The Committee makes all compensation decisions for the named executive officers of the Company and relevant employees, except with respect to any perquisites under $200,000 per named executive officer that may be approved by Mr. O’Shaughnessy.

At his request, Mr. Graham has not received an increase in his annual salary or an annual bonus award since 1991. In connection with his resignation as Chief Executive Officer in November 2015, Mr. Graham requested that his annual salary be decreased to $100,000. Beginning in 2004, he no longer accepted grants of restricted stock in the Company, waived rights to payments pursuant to his performance units beginning with the 2007–2010 performance cycle and, beginning in 2015, he no longer receives performance units. Mr. O’Shaughnessy was not present at Committee meetings when his compensation, or that of his wife (Laura O’Shaughnessy, President and Chief Executive Officer of Social Code LLC, a subsidiary of the Company) was discussed by the Committee.

Setting Executive Compensation

To meet the Committee’s objectives, at its request, the President and Chief Executive Officer and the secretary of the Committee draft annual and long-term incentive-based cash and non-cash executive compensation plans. The Committee reviews and, in its sole discretion, modifies the formula and goals established for various awards under the plans before the plans take effect, which is typically no later than the end of the first quarter of the first year covered by the plan.

The Company adopts a holistic view on executive compensation. The Company compares its executive salaries, annual bonuses, and long-term incentives to those of companies in similar industries and with comparable revenues and generally considers the compensation structures maintained by similarly situated companies, but does not target its executive compensation at a certain level or percentage based upon other companies’ arrangements. At least once a year, the Committee evaluates the individual compensation of the Company’s senior executives (including the named executive officers) against market data provided by outside surveys or public information (such as the proxy filings of peer companies). The Committee defines its peer group as companies operating in the same industries (Conglomerates, Education, and Media) with one-half to two times the Company’s prior fiscal year revenue. In 2015, the Committee reviewed data from the Equilar Executive Compensation Survey and the U.S. Mercer Benchmark Database (MBD): Executive Survey. Where public data for comparable roles were available, the Committee also considered the compensation of its senior executives (including the named executive officers) in relation to the following peer companies:

Apollo Education Group	iHeartMedia, Inc.
BEAM	Informa plc
Bridgepoint Education, Inc.	ITT Corporation
Cablevision Systems Corporation	John Wiley & Sons Inc.
Carlisle Companies Incorporated	Liberty Media Corporation
Clear Channel Outdoor Holdings	McGraw Hill Financial, Inc.
Cogeco Cable Inc.	Regal Entertainment Group
Cogeco Inc.	Scholastic Corporation
Crane Co.	Scripps Networks Interactive, Inc.
Daily Mail and General Trust plc	Sirius XM Holdings Inc.
DeVry Education Group Inc.	Starz
Discovery Communications, Inc.	Technicolor SA
Education Management	Teleflex Incorporated
Gannett Co., Inc.	Transcontinental, Inc.
Harsco Corporation	Tribune Media

As described below, a significant portion of the Company’s executive compensation is linked directly to business unit and corporate performance and stock price appreciation. The Committee intends to continue the policy of linking executive compensation to corporate performance and returns to shareholders. The Committee intends to provide that such compensation be paid under the 2012 Incentive Compensation Plan (the “2012 ICP”), which provides for the payment of compensation in accordance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), concerning the deductibility of executive compensation. The Committee may, however, establish compensation programs or grant compensation that do not meet the requirements under Section 162(m) of the Code and which, therefore, may not be deductible to the Company, if the Committee determines that such programs or the payment of such compensation are otherwise in the best interests of the Company and its shareholders.

Risk Assessment of Compensation Program

During 2015, the Compensation Committee met with Donald E. Graham and Ann L. McDaniel to review and discuss the impact of executive compensation programs on organizational risk. The Compensation Committee determined that compensation programs have sufficient risk mitigation features in each of the plans and do not encourage or reward employees for taking excessive or unnecessary risk. The Compensation Committee believes that the Company’s compensation programs constitute an appropriate mix of short- and long-term incentive compensation that rewards employees while balancing risks through the delayed payment of long-term awards. As a result of the compensation risk review, the Compensation Committee determined that the overall risk of compensation programs exposing the organization to unnecessary or excessive risks that threaten the value of the Company is low.

Elements of Compensation

The compensation package offered by the Company to its executive officers comprises the following components:

•	Competitive base salary;

•	Short-term incentive compensation in the form of performance-based annual bonuses;

•	Long-term incentive compensation, typically based on performance over three to four years;

•	Long-term equity-based incentive compensation in the form of restricted stock and stock options;

•	Perquisites; and

•	Retirement benefits.

Base Salary

The Company pays named executive officers base salaries to compensate them for services rendered during the fiscal year. Salaries for named executive officers are based on their responsibilities, their prior experience and their recent performance and are evaluated against market data provided by outside surveys. Salaries are typically reviewed on a 12-month or longer cycle, except when there is a significant change in an executive’s responsibilities during such cycle. Such adjustments are determined by evaluating (i) the scope of the new responsibilities, (ii) the competitive market value of that role, (iii) the performance of the individual and (iv) the performance of the Company.

With respect to the base salary paid to Messrs. Graham and O’Shaughnessy in 2015, the Committee considered the base salaries paid to chief executive officers of peer companies and the Company’s results in 2014. With regard to Mr. Graham, the Committee noted that Mr. Graham’s base salary was, and has long been, significantly below the median of base salaries paid to chief executive officers of these peer companies. However, at Mr. Graham’s request, the Committee left his salary at $400,000, and further reduced it to $100,000 at Mr. Graham’s request in November 2015 in connection with his resignation from the role of Chief Executive Officer. The Committee does not weigh Mr. Graham’s below-market salary when reviewing and establishing salaries for other named executive officers.

Performance-Based Incentive Compensation

To supplement base salaries and to reward management (including named executive officers and other employees key to the long-term success of the Company) for meeting specific individual and financial goals, the Class A and Class B Shareholders of the Company adopted the 2012 ICP in May 2012. Prior to the adoption of the 2012 ICP, performance-based incentive compensation was awarded under the Incentive Compensation Plan (adopted in 2001) or the Stock Option Plan (reauthorized in 2003).

The purpose of these plans was and is to provide greater incentives to those employees who have been or will be responsible for the Company’s future growth, profitability and continued success and to strengthen the ability of the Company to attract, motivate and retain such employees. There are at present approximately 156 employees of the Company who are participants under the 2012 ICP and receive annual bonus awards and/or hold restricted stock, stock options or performance units granted under the 2012 ICP. Each named executive officer, except Mr. Graham, participates in these programs.

Annual Bonuses

The 2012 ICP provides for annual incentive compensation awards based on the Company and its business units’ financial performance compared to goals set immediately prior to or at the beginning of the year in which the award is to be earned. The payout upon the achievement of such goals is equal to a percentage of base salary, which is also set at the beginning of the year. Those percentages are determined on an individual basis, taking into account the responsibilities, prior experience and recent performance of the relevant employee. The 2015 target annual bonus award for each of the named executive officers, as a percentage of base salary, was as follows: Mr. O’Shaughnessy, 100%; Mr. Rosen, 100%; Mr. Jones, 50%; Mr. Rosberg, 40%; and Ms. Maddrey, 40%. Mr. Graham has asked the Committee not to grant him an annual bonus award.

In 2015, the annual bonus formula for the named executive officers was based on a diluted earnings per share target for the Company because the Committee believed that such a goal would align the interests of shareholders and the named executive officers in growing the value of the Company. The potential payouts for the annual bonus range from 0% to 200% of target, based on actual Company or business unit financial performance, with a threshold achievement of 80% of the diluted earnings per share target for the Company necessary for any amounts to be paid with respect to the 2015 annual bonus for the named executive officers, and the maximum potential payout available in the event 140% of the diluted earnings per share target for the Company is attained. Management and the Committee believe that they have designed the targets to be challenging, but achievable. The Company has achieved its financial goals and paid out at or above target in the annual bonus portion of the 2012 ICP in four of the past five years; in one of the past five years, the Company achieved less than 100% of its earnings per share goal, as adjusted to exclude certain items.

In addition, for Mr. Rosen, 50% of his bonus was based on the diluted earnings per share target for the Company, and the remaining 50% was tied to Kaplan’s enterprise operating income target of $114 million weighted at 80% and Kaplan’s enterprise revenue target of $1,943 million weighted at 20%. The potential payouts for the Kaplan component of Mr. Rosen’s bonus amount range from 0% to 200% of target, with the maximum potential payout available in the event 125% of the operating income target is attained. Due to continued operating environment challenges in the U.S. higher education industry, Kaplan engaged and completed a number of unplanned restructuring activities in 2015 with the objective and result of significantly reducing its expenses to be more in line with current revenue levels. In addition, Kaplan disposed of certain loss-making businesses. Given the impact and importance of these restructuring charges and discontinued operations, in calculating the 50% of Mr. Rosen’s bonus based on Kaplan’s enterprise operating income and enterprise revenue, the Committee excluded these restructuring charges and discontinued operations as they are not tied to Kaplan’s continuing operations. On this basis, Kaplan achieved adjusted operating income of $133.1 million versus a target of $165.5 million, or 80% achievement, which resulted in payout of the portion of Mr. Rosen’s bonus attributable to Kaplan’s enterprise operating income of 25% of target. Kaplan enterprise revenue totaled $1,778.1 million versus a target of $1,882.0 million, which did not result in a payout under the bonus plan. Thus, the total percentage achievement of the Kaplan portion of Mr. Rosen’s bonus totaled 21% of target, or $169,579.

The original diluted earnings per share goal for 2015 was $37.53. However, in connection with the spin-off of Cable ONE, the Company’s cable systems and related operations division, completed as of July 1, 2015, the Committee established that the 2015 goal would be adjusted for the period that the Company did not own Cable ONE, resulting in a revised diluted earnings per share goal, as approved by the Committee, of $29.72. In setting the original goal, the Committee established a formula for bonus purposes that included adjustments for certain items, to the extent that actual amounts varied from those in the 2015 annual budget. Specifically, these adjustments included additions for a pension budget variance; foreign exchange losses; unbudgeted new acquisitions, investments and divestitures; and unbudgeted costs associated with the Cable ONE spin-off; these were offset by credits for a Kaplan stock compensation expense budget variance; gains on divestitures; and earnings from an unbudgeted acquisition.

In calculating the Company’s achievement of 2015 diluted earnings per share for purposes of making its final bonus determinations for the named executive officers, the Committee also exercised its discretion to exclude certain unusual and unbudgeted items, in addition to the adjustments included in the diluted earnings per share formula. Specifically, the adjustments included unbudgeted intangible and long-lived asset impairment charges, unbudgeted restructuring charges at Kaplan and corporate, unbudgeted stock compensation expense due to award modifications, LTIP expense variance from budget at SocialCode, unbudgeted costs at the broadcasting division and Forney, and a gain on the sale of land. The Committee adjusted for these items as they do not relate to the regular operating results that are customarily considered by the Committee in determining bonus amounts. The exhibit to the Company’s Form 8-K filed on February 26, 2016, detailed most of these items, as does page 38 of the Company’s Annual Report on Form 10-K, filed on February 26, 2016. These items collectively amounted to $39.51 in diluted earnings per share net additions, or 93% of the total adjustments made.

Taking into account these adjustments, the Company’s 2015 diluted earnings per share, as adjusted for purposes of the bonus determination, was $32.29 (compared to reported diluted losses per share of $17.87), resulting in the Company’s achievement of 108.6% of its revised earnings per share goal for 2015. As a result, the annual bonus payout was approximately 121% of target, based on the established annual formula.

In addition to the annual bonus awards, in 2015, the Committee exercised its discretion to award special bonus payments to Mr. Jones and Ms. Maddrey, who were integral to the completion of the Cable ONE spin-off. In recognition of the extraordinary efforts of each executive in connection with the spin-off, the Committee awarded each of Mr. Jones and Ms. Maddrey a special bonus payment in the amount of $200,000 and $400,000, respectively.

Restricted Stock

To align the interests of the Company’s shareholders and management and to ensure that the full potential of an executive’s compensation package cannot be realized unless stock appreciation occurs over a number of years, the 2012 ICP also provides for grants of restricted stock of the Company. To determine the number of shares to be granted, the Committee considers on an individual basis the estimated value of shares already held, the level of contribution the employee has previously made and the potential of the employee to bring additional value to the Company. The shares generally cliff vest at the conclusion of a four-year vesting period and accelerate vesting only at the discretion of the Committee. The named executive officers generally receive grants of restricted stock every other year. The last grants were made in January 2015 and will vest in January 2019. In addition, in connection with the Cable ONE spin-off, a distribution of Cable One, Inc. shares was made with respect to outstanding shares of restricted stock, subject to the same vesting terms and conditions as such shares of Company restricted stock. For additional information regarding such distributions, see the “Outstanding Equity Awards at Fiscal Year-End” table.

Performance Units

To highlight specific long-term financial goals, the 2012 ICP provides for the grant of performance-based compensation, which the Company grants pursuant to its Performance Unit Plans. The named executive officers, other than Mr. Graham, participate in these plans, in which performance-based goals are determined at the beginning of each four-year award cycle. The goals consider operating income, peer company performance, cash flow, earnings per share, measures of economic value added, and/or quantitative revenue growth or profitability measurements of the Company as a whole or of individual business units. Management and the Committee believe that they have designed the performance-based goals to be challenging, but achievable. In three of the past four award cycles, the Company achieved or exceeded its goals and paid out at or above target. In one of the past four award cycles, the targeted performance goals were not met, and the plan paid out below target. Each performance unit has a nominal value of $100 and a maximum potential payout of $200. The payment of a total award to any individual at the end of an award cycle may not exceed $5 million.

For each cycle under a Performance Unit Plan, the Committee establishes a valuation formula within 90 days of the beginning of the cycle and no later than prior to the completion of the first quarter of the cycle. At the end of the cycle, the unit value is calculated, based on application of the formula, and payments are made to named executive officers in the year following the end of the cycle. The formula used to calculate the payouts is determined by (i) a weighted combination of factors that relate to individual business unit performance of the Company’s operating divisions and (ii) the discretion of the Committee. A new four-year cycle commences every two years, with the result that there are always two overlapping cycles in progress.

In connection with the sale of Washington Post Media (“WPM”) to Nash Holdings LLC (“Nash”), completed in October 2013 (the “WPM Transaction”), the Committee, in January 2014, revised the valuation formulas with respect to the 2013–2016 cycle.

Awards under the 2013–2016 cycle were initially based on a two-pronged formula. The 2013–2016 cycle formula consisted of an average of the value of the performance units allocable to (1) the 2013–2016 performance of Cable ONE and Graham Media Group (“GMG”) (65%); plus (2) an amount based on Kaplan’s achievement of cumulative operating income goals during the four-year period, excluding Kaplan stock compensation expense and restructuring charge (35%). In light of the Cable ONE spin-off, the Committee in January 2015 revised the valuation formula of the 2013–2016 cycle to take effect on the closing date of the transaction, which was July 1, 2015. Specifically, the Committee determined that if Cable ONE were no longer held by the Company for the final year-and-one-half of the performance period, then the weighting of performance units attributable to an average of Cable ONE and GMG should be reduced and the weighting of performance units attributable solely to GMG should make up for the reduction. Accordingly, as of July 1, 2015, awards under the 2013–2016 cycle are based on a three-pronged formula consisting of the average of the value of the performance units allocable to (1) the performance of Cable ONE through June 30, 2015 and the 2013–2016 performance of GMG (49%); plus (2) the value of the performance units allocable to the 2013–2016 performance of GMG (16%); plus (3) an amount based on Kaplan’s achievement of cumulative operating income goals during the four-year period, excluding Kaplan stock compensation expense and restructuring charges (35%).

Awards under the 2015–2018 cycle are based on a three-pronged formula consisting of the average of (1) the value (up to $200) of a Kaplan Performance Unit paid to Kaplan in accordance with the final unit valuation of the 2014–2017 Kaplan Long-Term Incentive Plan (35%); plus (2) the value of a Performance Unit under the Broadcasting valuation (35%); plus (3) an amount based on cumulative operating income goals during the four-year period for SocialCode, Slate, Celtic Healthcare, Residential Healthcare Group, Forney Corporation and Joyce/Dayton Corporation (30%).

The Committee selected these targets because they reflected the key priorities for the Company on the grant date for the applicable time periods. The values of performance units in the 2013–2016 and 2015–2018 cycles are determined at the conclusion of those cycles, based on the performance criteria described below.

The performance measure used in the formula for the 2013–2016 cycle prior to the Cable ONE spin-off is cumulative free cash flow of Cable ONE over the applicable three-year period and the cash flow margin of GMG described below. Free cash flow is defined as operating income, plus depreciation and amortization, less capital expenditures. Valuations of performance units, based on this measure are as follows:

Performance	Unit Value
110%	$200
105%	$175
100% Target	$150
90%	$15
Less than 90%	$0

The performance measure used for GMG (Broadcasting) for both the 2013–2016 and the 2015–2018 cycles is GMG’s cumulative cash flow margin ranking over the applicable four-year period compared to the cash flow margins of selected peer companies at the end of the award cycle. Cash flow margin is computed based on operating income plus depreciation and amortization, as a percentage of revenue. As soon as practical after the award cycle, the Committee determines GMG’s cash flow margin rank among the cash flow margins of the peer companies and determines the payout value of each performance unit. The value of each performance unit is determined as set forth in the following table:

GMG Cash Flow Margin Rank	Unit Value
#1	$150
#2	$125
#3	$50
Below #3	$0

The GMG (Broadcasting) formula for both the 2013–2016 and the 2015–2018 cycles provides that the payout value will be increased by $12.50 for each of the four years during the award cycle in which GMG’s actual cash flow margin is not only number one among peer companies, but is also 2% higher than that of the nearest competitor among the peer companies. The formula also provides that the payout value will be reduced by 50% if GMG does not produce operating income in one of the four years during the award cycle. If GMG does not produce operating income for at least two years in the cycle, then there will be no payout with respect to the portion of performance attributable to GMG.

For the 2013–2016 cycle, the Kaplan performance measure is based on Kaplan’s cumulative operating income for 2013–2016. For the 2015–2018 cycle, the performance measure used for Kaplan for the 2014–2017 Kaplan Long-Term Incentive Plan is Kaplan enterprise operating income growth. A baseline Kaplan enterprise operating income of $75 million was established in 2014 and increases year-over-year by 10%. Provided Kaplan achieves incremental operating income growth above the baseline, the aggregate amount of awards available are calculated as 12% of such growth.

For the 2015–2018 cycle, the performance measure during the four-year period for SocialCode, Slate, Celtic Healthcare, Residential Healthcare Group, Forney Corporation and Joyce/Dayton Corporation is based on cumulative operating income.

Because the performance measures that compose the valuation formula for performance units are cumulative for the measures applicable to Kaplan, Cable ONE, GMG and the other applicable business units, it is not possible to calculate with certainty any interim performance unit values mid-cycle, and no named executive officer is entitled to any payout until the Performance Units vest and the Committee approves the valuation at the conclusion of the cycle. Mr. O’Shaughnessy holds 5,000 units in the 2013–2016 cycle and 7,500 units in the 2015–2018 cycle, Mr. Rosen holds 3,000 units in the 2013–2016 cycle and 7,000 units in the 2015–2018 cycle, Mr. Jones holds 6,500 units in the 2013–2016 cycle and 8,000 units in the 2015–2018 cycle, Mr. Rosberg holds 6,500 units in the 2013–2016 and the 2015–2018 cycles and Ms. Maddrey holds 5,000 units in the 2015–2018 cycle. Mr. Graham held 9,750 units in the 2013–2016 cycle, but at Mr. Graham’s request in 2015, the Committee terminated the award. Mr. Graham was not granted any units in the 2015–2018 cycle.

Stock Options

Pursuant to the terms of the 2012 ICP, shares of Class B Stock may be issued upon the exercise of stock options granted to key employees of the Company. The Committee, however, does not grant stock options on a consistent basis and grants stock options only when a key employee has made a significant contribution to the Company and demonstrates the ability to make additional contributions. The options generally vest 25% per year, over four years, and expire ten years from the grant date. In November 2015, in connection with his assumption of the role of Chief Executive Officer in addition to his role as President of the Company, Mr. O’Shaughnessy received an additional grant of options to acquire 22,742 shares of Class B Stock so that as of December 31, 2015, he held 100,000 Company options. For a description of the terms of Mr. O’Shaughnessy’s options, see the section below titled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table: Stock Options.”

In addition, in connection with the Cable ONE spin-off, the Company adjusted both the number of shares underlying, and the exercise price of, outstanding stock options held by employees who remained employed by the Company following the Cable ONE spin-off, including stock options held by each of Messrs. O’Shaughnessy, Jones, Rosen and Rosberg. Such adjustments resulted in incremental stock compensation expense with respect to certain stock options, including those held by Messrs. Jones, Rosen and Rosberg. For additional details regarding the amounts of such incremental stock compensation expense and such adjustments, see the “Summary Compensation Table” and “Grants of Plan Based Awards” table.

Perquisites

The Company provides few perquisites for the named executive officers. In 2015, Ms. Maddrey received $960 for paid garage parking at the Company’s headquarters in Arlington, VA, and financial and tax advice valued at $24,920.

Retirement Benefits

Qualified Defined Contribution and Defined Benefit Plan

Most employees of the Company, including certain named executive officers, are eligible to participate in the Company’s qualified defined contribution 401(k) and defined benefit retirement programs. Benefits under these plans are determined on the basis of base salary only, exclusive of all bonuses, deferred compensation and other forms of remuneration.

Eligible Corporate employees hired on or after September 1, 2009, participate in the Cash Balance Retirement Program (“CBRP”). Eligible Corporate employees who were actively employed on or after August 1, 2012, also participate in the Secure Retirement Account (“SRA”). Both the CBRP and the SRA are defined benefit programs in which participant account balances grow through quarterly pay-based credits and quarterly interest credits. Corporate employees hired prior to September 1, 2009, including certain named executive officers who are vested and who begin to take their pension benefit at age 65 or whose age and years of service when added together equal 90 (the “Rule of 90”), receive an annual pension equal to 1.75% of their highest average 60-month base salary annualized up to the limits permitted by the Code, minus Social Security-covered compensation multiplied by the appropriate Social Security offset percentage and early retirement factor, multiplied by the number of years of credited service under the Graham Holdings Retirement Benefits Schedule (“Graham Schedule”). An annual cash pension supplement is also provided to assist in payment of retiree medical coverage equal to $200 multiplied by the number of years of credited service under the Graham Schedule. An additional cash pension supplement of $3,000 per year is provided to participants who retire and commence benefit payment at or after age 55, but prior to age 65, and who had ten years of vesting service at retirement. The pre-age 65 supplement is discontinued when the retiree qualifies for Medicare (the month prior to the 65th birthday).

Non-Qualified Supplemental Executive Retirement Plans

The Company maintains an unfunded SERP which is designed to retain and recruit key executives. Participants in the SERP, including certain named executive officers, were selected by management as employees whom management most wanted to retain because of their superior performance and were approved for participation by the Committee. The Company closed the plan to new participants as of December 2015.

To offset limitations placed on the income that can be considered in the formulas of retirement plans and benefits that can be payable from the plans, the SERP provides a “supplemental retirement benefit.” This benefit is calculated under the rules of the qualified defined benefit retirement plan, but without reference to such income and benefit limitations, and includes in the calculation compensation from annual bonuses in the case of certain key executives (including the participating named executive officers). In any instance in which a retiring executive’s supplemental retirement benefit exceeds the benefit payable by the qualified defined benefit plan or plans, the Company will pay the excess to him or her as a supplemental retirement benefit. Benefits provided under the SRA of the qualified retirement plan are not covered by the SERP.

The SERP also provides key executives, including certain named executive officers, with tax-deferred accruals of amounts proportionate to the benefits available to non-highly compensated participants in the Company’s 401(k) savings plan, to the extent that benefits exceed those under the Company’s basic plans because of the tax law limitations (currently $53,000). The executive is required to defer compensation to the SERP savings plan in order to receive the applicable matching company credit each year. Mr. Graham has waived his right to maintain a separate unfunded savings plan account under the SERP.

Non-Qualified Deferred Compensation Plan

The Company also maintains a Deferred Compensation Plan. The Deferred Compensation Plan is an unfunded plan that allowed a select group of senior executives and non-employee Directors the opportunity to voluntarily defer, on a non-qualified basis, the receipt of certain compensation payments or fees. For employee participants, including certain named executive officers, eligible compensation for deferral was limited to annual bonus and certain long-term cash awards (including performance unit grants) under the 2012 ICP. The Company will not accept any new deferrals beginning with the 2016 calendar year.

Employment Agreements and Severance Packages

Mr. O’Shaughnessy’s Agreement

The Company entered into a letter agreement with Mr. O’Shaughnessy in October 2014 to incentivize him to accept the position of President of the Company. Pursuant to his employment agreement, Mr. O’Shaughnessy was entitled to a grant of 5,000 performance units in the 2013–2016 performance cycle, 7,500 performance units in the 2015–2018 cycle, and was granted a new-hire option award of 50,000 stock options. In addition, pursuant to Mr. O’Shaughnessy’s employment agreement, if he is terminated for any reason other than cause while his new-hire option award remains outstanding, subject to the execution of a separation and release agreement within 30 days following his termination, he will vest in the next tranche of options that is scheduled to vest after his termination, and he will have up to three months (or shorter if through the expiration date of the award) following termination to exercise any vested options.

Under the terms of Mr. O’Shaughnessy’s letter agreement, and as consideration for the benefits provided in the agreement, Mr. O’Shaughnessy agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions for a one-year period following termination, as well as to maintain the confidentiality of certain information related to the Company and its businesses at all times following termination.

Mr. Rosen’s Agreement

The Company entered into a letter agreement with Mr. Rosen in April 2014 to incentivize him to accept the position of Chairman of Kaplan and Executive Vice President of the Company. Mr. Rosen’s employment agreement includes clauses that provide for an enhanced retirement benefit and cash payments upon termination from the Company. In addition, pursuant to his employment agreement, he was entitled to a grant of 3,000 performance units in the 2013–2016 performance cycle and 7,000 performance units in the 2015–2018 performance cycle.

If Mr. Rosen is terminated for any reason prior to September 1, 2018, the defined benefit portion of his SERP benefit will be calculated as if he satisfied the Rule of 90, provided however that all components of the unrestricted benefit other than the early retirement factor shall be computed using his actual age and years of service (such enhanced benefit, the “Rosen Individual Pension Arrangement”). The Rosen Individual Pension Arrangement would be payable in the same form and at the same time as his benefit under the SERP would otherwise be paid, provided that if his employment with the Company terminates for any reason prior to September 1, 2018, the enhanced benefit will not begin earlier than September 1, 2018.

If Mr. Rosen is terminated by the Company without cause, he will receive a one-time lump-sum cash payment of $3,500,000, payable on the 65th day following termination of employment, and prorated vesting of outstanding restricted stock and stock options held at the time of termination, provided that he signs an irrevocable separation and release agreement no later than 60 days following the date of his termination.

Should Mr. Rosen choose to terminate his employment with the Company prior to April 1, 2016, he will receive a one-time lump-sum cash payment of $2,000,000, payable on the 65th day following termination of employment (the “Rosen Individual Deferred Compensation Arrangement”), provided that he signs an irrevocable separation and release agreement no later than 60 days following the date of his termination.

Under the terms of Mr. Rosen’s letter agreement, and as consideration for the benefits provided in the agreement, Mr. Rosen agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions for a one-year period following termination, as well as to maintain the confidentiality of certain information related to the Company and its businesses at all times following termination.

Mr. Jones’ Agreement

The Company entered into a letter agreement with Mr. Jones in July 2014 to retain him as Chief Financial Officer of the Company. Mr. Jones’ agreement guarantees, subject to his signing an irrevocable separation and release agreement no later than 60 days following the date of termination, a cash payment upon termination from the Company for any reason other than cause and an enhancement to his qualified and non-qualified retirement benefits. The value of the benefit will be equal to the sum of $1,400,000 (the “Jones Individual Deferred Compensation Arrangement”) plus the actuarial present value of 10% of the benefits payable to him under The Retirement Plan and the SERP (the “Jones Individual Pension Arrangement”). These benefits will be payable no later than 70 days following termination of employment, unless such 70-day period would span two different taxable years, in which case it will be paid in the second such taxable year.

Under the terms of Mr. Jones’ letter agreement, and as consideration for the benefits provided in the agreement, Mr. Jones agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions for a one-year period following termination, as well as to maintain the confidentiality of certain information related to the Company and its businesses at all times following termination.

Mr. Rosberg’s Agreement

The Company entered into a letter agreement with Mr. Rosberg in July 2014 to retain him as Senior Vice President–Planning and Development of the Company. Mr. Rosberg’s agreement guarantees, subject to his signing an irrevocable separation and release agreement no later than 60 days following the date of termination, a cash payment upon termination from the Company for any reason other than cause and an enhancement to his qualified and non-qualified retirement benefits. The value of the benefit will be equal to the sum of $1,000,000 (the “Rosberg Individual Deferred Compensation Arrangement”) plus the actuarial present value of 10% of the benefits payable to him under The Retirement Plan and the SERP (the “Rosberg Individual Pension Arrangement”). These benefits will be payable no later than 70 days following termination of employment, unless such 70-day period would span two different taxable years, in which case it will be paid in the second such taxable year.

Under the terms of Mr. Rosberg’s letter agreement, and as consideration for the benefits provided in the agreement, Mr. Rosberg agreed to non-competition, non-solicitation of customers and employees and no-hire restrictions for a one-year period following termination, as well as to maintain the confidentiality of certain information related to the Company and its businesses at all times following termination.

Results of Shareholder Advisory Votes on Executive Compensation

At the 2015 Annual Meeting of Shareholders, the Company’s Class A Shareholders unanimously approved the overall 2014 compensation for its named executive officers, including the policies and practices related thereto. The Company believes this vote reflected Class A Shareholder approval of its pay-for-performance philosophy and the absence of pay practices that shareholders consider problematic. Accordingly, the Committee generally continued to apply the same principles in determining the amounts and types of executive compensation for 2015, as outlined in its compensation philosophy and framework. The Committee values the shareholder feedback provided through the vote and will consider the results of the vote, as well as future votes, in refining the development of our compensation program and goal setting in the future.

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Anne M. Mulcahy, Chairman

Lee C. Bollinger

Barry Diller

Larry D. Thompson

The following table shows the compensation paid by the Company during the most recent three years to each individual who served as principal executive officer at any time during 2015, the principal financial officer and the three other most highly compensated executive officers of the Company, based on 2015 compensation.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)[1]	Bonus ($) (d)[2]	Stock Awards ($) (e)[3]	Option Awards ($) (f)[3]	Non- Equity Incentive Plan Compen- sation ($) (g)[4]	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings ($) (h)[5]	All Other Compen- sation ($) (i)[6]	Total ($) (j)
Donald E. Graham	2015	359,524	—	—	—	—	—	2,650	362,174
Chairman of the Board and Chief Executive Officer	2014	400,000	—	—	—	—	460,724	2,600	863,324
	2013	400,000	—	—	—	—	—	2,550	402,550
Timothy J. O’Shaughnessy	2015	750,000	—	—	2,951,507	906,000	4,972	—	4,612,479
President and Chief Executive Officer	2014	125,000	—	—	8,800,000	130,600	—	—	9,055,600
Hal S. Jones	2015	785,000	200,000	610,299	398,287	474,140	469,837	45,590	2,983,153
Senior Vice President–Finance and Chief Financial Officer	2014	755,000	—	—	—	1,174,200	2,280,070	1,444,660	5,653,930
	2013	725,000	500,000	—	—	596,600	552,554	26,990	2,401,144
Andrew S. Rosen	2015	1,625,000	—	871,855	15,528,977	1,151,079	550,490	112,350	19,839,751
Chairman Kaplan Inc. and Executive Vice President–Graham Holdings Co.	2014	1,625,000	—	—	—	1,129,486	3,965,652	2,099,550	8,819,688

Gerald M. Rosberg	2015	665,000	—	610,299	347,519	321,328	—	39,350	1,983,496
Senior Vice President–Planning and Development	2014	642,000	—	—	—	1,048,200	632,301	1,036,184	3,358,685
	2013	615,000	—	—	—	404,900	—	21,270	1,041,170
Nicole M. Maddrey	2015	500,000	400,000	435,928	—	241,600	37,118	42,840	1,657,486
Senior Vice President, General Counsel & Secretary

1.	Amounts in this column represent base salary earned for each of the named executive officers in 2015. In connection with his resignation as Chief Executive Officer on November 12, 2015, Mr. Graham’s salary was reduced from $400,000 to $100,000. Mr. O’Shaughnessy joined the Company as President on November 3, 2014, and became President and Chief Executive Officer on November 12, 2015.

2.	Amounts in this column represent special payments made in recognition of extraordinary efforts in connection with the WPM Transaction in 2013 and the Cable ONE spin-off in 2015.

3.	The amounts shown in this column represent the grant date fair value of stock and option awards computed in accordance with FASB ASC TOPIC 718 and reflect an estimate of the grant date fair value of stock and option grants made through the close of the 2015 fiscal year, rather than amounts paid to or realized by the named executive officers. There can be no assurance that the amounts calculated will be realized, and amounts realized could ultimately exceed the amounts calculated. In May 2015, the Compensation Committee approved adding an anti-dilution provision to the outstanding stock options in connection with the spin-off of Cable ONE. In accordance with ASC 718, the Company calculated the incremental fair value of the modified award over the fair value of the original award. In July 2015, the Company recorded $398,287, $15,528,977, and $347,519 in additional compensation expense resulting from the modification of Mr. Jones, Mr. Rosen and Mr. Rosberg’s outstanding stock options, respectively, covering 2,000, 50,000 and 1,000 stock options, respectively, with an exercise price of $651.91, $502.58 and $368.56, respectively, and an expiration date of May 12, 2018, February 22, 2021 and December 15, 2018, respectively. See Note 13 of Notes to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K, filed on February 26, 2016, for a discussion of the assumptions used in valuation of the stock and option awards. For additional detail regarding awards made during the 2015 fiscal year, see the “Grants of Plan-Based Awards” table.

4.	Amounts in this column for 2015 represent payments under the 2015 annual bonus plan. Amounts in this column for 2014 represent payments under the 2014 annual bonus plan and the 2011–2014 Performance Unit Plan as follows: Mr. O’Shaughnessy, $130,600 in annual bonus; Mr. Jones, $394,200 in annual bonus, $780,000 in performance units; Mr. Rosen, $1,129,486 in annual bonus; Mr. Rosberg, $268,200 in annual bonus, $780,000 in performance units. Amounts in this column for 2013 represent payments under the 2013 annual bonus plan. Mr. Graham waived the right to payment of his performance unit awards under the 2011–2014 Performance Unit Plan valued at $1,267,500.

5.	There were no above-market or preferential earnings on compensation deferred on a non-tax-qualified basis, and, therefore, no such earnings are reflected in the amounts shown in this column.

Benefits were assumed to commence at the age when benefits under the SERP are first unreduced and were discounted to the date as of which they were determined (either 12/31/2015 or 12/31/2014). Assumed benefit commencement ages are shown below, rounded to the nearest age:

Graham:	age 71 (12/31/2015); age 70 (12/31/2014)
Jones:	age 63 (12/31/2015 and 12/31/2014)
Rosen:	age 58 (12/31/2015 and 12/31/2014)
Rosberg:	age 69 (12/31/2015); age 68 (12/31/2014)

Mr. Graham and Mr. Rosberg have reached Normal Retirement Age (age 65). Mr. Jones and Mr. Rosen have both met the eligibility requirements for Early Retirement (age 55, with ten years of Company service). Mr. O’Shaughnessy and Ms. Maddrey have not yet reached age 55.

Changes in the present value of benefits in 2015 are attributable to The Retirement Plan for Graham Holdings Company (“Retirement Plan”) and the corresponding benefit under the SERP as follows: Mr. Graham–($65,995) Retirement Plan and ($104,596) the SERP; Mr. Jones–$75,760 Retirement Plan, $326,678 the SERP and $67,399 under his Individual Pension Arrangement; Mr. O’Shaughnessy–$4,972 Retirement Plan; Mr. Rosen–$20,312 Retirement Plan, $530,178 the SERP and $0 under his Individual Pension Arrangement; Mr. Rosberg–$9,025 Retirement Plan, ($73,658) the SERP and $28,788 under his Individual Pension Arrangement; Ms. Maddrey–$37,118 Retirement Plan. For additional detail regarding the Jones Individual Pension Arrangement, the Rosen Individual Pension Arrangement and the Rosberg Individual Pension Arrangement, see “Compensation Discussion and Analysis: Employment Agreements and Severance Packages” above and “Pension Benefits” below.

The values of accumulated plan benefits were determined using a discount rate of 4.30% at 12/31/2015 and 4.00% at 12/31/2014 and using RP-2015 Fully Generational Mortality Table for males and females using Scale MP-2015 mortality improvement at 12/31/2015 and RP-2014 Fully Generational Mortality Table for males and females using Scale MP-2014 mortality improvement at 12/31/2014.

6.	For 2015, the amounts shown include the information detailed in the following table:

ALL OTHER COMPENSATION

Name (a)	Perquisites ($) (b)[1]	401(k) Company Contributions ($) (c)	SERP Company Contributions ($) (d)	Restricted Stock Dividends ($) (e)[2]	Individual Deferred Compensation Arrangement (f)	Total ($) (g)
Donald E. Graham	—	2,650	—	—	—	2,650
Timothy J. O’Shaughnessy	—	—	—	—	—	—
Hal S. Jones	—	2,650	27,040	15,900	—	45,590
Andrew S. Rosen	—	2,650	40,800	68,900	—	112,350
Gerald M. Rosberg	—	2,650	20,800	15,900	—	39,350
Nicole M. Maddrey	25,880	2,650	—	14,310	—	42,840

1.	The amount represents $960 for parking expenses and $24,920 for financial planning services provided by the Company for Ms. Maddrey.

2.	The amounts represent dividends attributable to Graham Holdings Company and Cable ONE restricted stock granted under the Company’s Incentive Compensation Plan and the 2012 ICP that are not included in the grant date fair value of such restricted stock awards reported in column (e) of the Summary Compensation Table.

The following table provides information on awards made under the 2012 ICP to each of the named executive officers in 2015. Awards granted to the named executive officers under the 2012 ICP in 2015 include annual incentive awards, performance units, stock options and restricted stock awards:

GRANTS OF PLAN-BASED AWARDS

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name (a)	Grant Date (b)	Non-Equity Incentive Plan Awards: Number of Units or Other Rights (#) (c)	Threshold ($) (d)	Target ($) (e)	Max ($) (f)	Threshold ($) (g)	Target ($) (h)	Max ($) (i)	All Other Stock Awards: Number of Shares of Stock or Units (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/share) (l)	Closing Price on Date of Grant for Option Awards If Different ($) (m)	Grant Date Fair Value of Stock and Option Awards (n)
Donald E. Graham	—	—	—	—	—	—	—	—	—	—	—	—	—
Timothy J. O’Shaughnessy
Annual Incentive[1]	—	—	375,000	750,000	1,500,000	—	—	—	—	—	—	—	—
Performance Units[2]	1/1/2015	7,500	65,625	750,000	1,500,000	—	—	—	—	—	—	—	—
Stock Options[3]	11/12/2015	—	—	—	—	—	—	—	—	22,742	872.01	561.51	2,951,507
Hal S. Jones
Annual Incentive[1]	—	—	196,250	392,500	785,000	—	—	—	—	—	—	—	—
Performance Units[2]	1/1/2015	8,000	70,000	800,000	1,600,000	—	—	—	—	—	—	—	—
Stock Options[3]	7/1/2015	—	—	—	—	—	—	—	—	—	—	—	398,287
Restricted Stock[4]	1/1/2015	—	—	—	—	—	—	—	700	—	—	—	610,299
Andrew S. Rosen
Annual Incentive[1]	—	—	812,500	1,625,000	3,250,000	—	—	—	—	—	—	—	—
Performance Units[2]	1/1/2015	7,000	61,250	700,000	1,400,000	—	—	—	—	—	—	—	—
Stock Options[3]	7/1/2015	—	—	—	—	—	—	—	—	—	—	—	15,528,977
Restricted Stock[4]	1/1/2015	—	—	—	—	—	—	—	1,000	—	—	—	871,855
Gerald M. Rosberg
Annual Incentive[1]	—	—	133,000	266,000	532,000	—	—	—	—	—	—	—	—
Performance Units[2]	1/1/2015	6,500	56,875	650,000	1,300,000	—	—	—	—	—	—	—	—
Stock Options[3]	7/1/2015	—	—	—	—	—	—	—	—	—	—	—	347,519
Restricted Stock[4]	1/1/2015	—	—	—	—	—	—	—	700	—	—	—	610,299
Nicole M. Maddrey
Annual Incentive[1]	—	—	100,000	200,000	400,000	—	—	—	—	—	—	—	—
Performance Units[2]	1/1/2015	5,000	43,750	500,000	1,000,000	—	—	—	—	—	—	—	—
Restricted Stock[4]	1/1/2015	—	—	—	—	—	—	—	500	—	—	—	435,928

1.	Amounts shown are the threshold, target and maximum payouts under the annual bonus component of the 2012 ICP. The Committee sets the performance-based goals for purposes of the annual incentive awards to be paid for fiscal year 2015. The amount in column (d) represents the minimum payment level, which is 50% of the target. The amount shown in column (f) represents the maximum payout level, which is 200% of the target. In the event that the goals set by the Committee are not attained, no amount will be paid.

2.	These grants represent performance units granted as part of a four-year award cycle. The Committee has set the performance-based goals for these grants, which are to be paid in fiscal year 2019. The amount in column (d) represents the minimum payment level, which is $8.75 per unit. The amount shown in column (e) represents the nominal value of each unit, which is $100 per unit, and the amount in column (f) represents the maximum payout per unit, which is $200 per unit. In the event that the goals set by the Committee for these grants are not attained, no amount will be paid.

3.	In connection with his promotion to Chief Executive Officer, Mr. O’Shaughnessy received an option award vesting over a six-year period. In connection with the spin-off of Cable ONE, the Company modified outstanding stock options to add an anti-dilution provision; this resulted in incremental stock compensation expense as follows: Mr. Jones, $398,287; Mr. Rosen, $15,528,977; Mr. Rosberg, $347,519.

4.	These grants represent shares of restricted stock. These awards will vest on January 1, 2019. Grant date fair value calculated using the average of the high and low price of a share of the Company’s Class B Common Stock as of December 31, 2014 ($871.86).

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND

GRANTS OF PLAN-BASED AWARDS TABLE

The following describes material features of the compensation disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards table.

Employment Agreements. As described in “Compensation Discussion and Analysis: Employment Agreements and Severance Packages,” each of Messrs. O’Shaughnessy and Rosen entered into employment agreements with the Company in 2014 that provide for annual base salaries of $750,000 and $1,625,000, respectively, and a discretionary annual cash incentive bonus target of 100% of base salary. Mr. Rosen is additionally entitled to guaranteed enhanced retirement benefits under the terms of his employment agreement.

Letter Agreement. As described in “Compensation Discussion and Analysis: Employment Agreements and Severance Packages,” each of Messrs. Jones and Rosberg entered into a letter agreement with the Company in 2014 providing for enhanced retirement benefits upon the termination of their employment with the Company for any reason.

Annual Bonus/Incentive Awards. The Summary Compensation Table and Grants of Plan-Based Awards table provide information regarding the annual bonus or incentive awards granted to the named executive officers in 2015. See “Compensation Discussion and Analysis: Performance-Based Incentive Compensation–Annual Bonuses” for additional information regarding the terms of these awards.

Restricted Stock. The Summary Compensation Table reflects the fair value of the restricted stock awards made in 2015 on the date of grant. Restricted stock generally vests four years from the date of grant, subject to continued employment.

Performance Units. The Summary Compensation Table includes amounts earned for performance units granted under the 2011–2014 award cycle. The Grants of Plan-Based Awards table includes the threshold, target and maximum payouts of performance units granted under the 2015–2018 award cycle to the named executive officers. The Committee sets the performance-based goals for the grants at the beginning of each four-year award cycle. For additional information regarding the performance units, see “Compensation Discussion and Analysis: Performance Based Incentive Compensation–Performance Units.”

Stock Options. Generally, the value of stock option awards shown in the Summary Compensation Table represents options granted under the 2012 ICP. The options generally vest 25% per year over a four-year period from the date of grant and are exercisable for ten years from the date of grant. The Grants of Plan-Based Award table reflects the number of options granted to Mr. O’Shaughnessy under the 2012 ICP in connection with his promotion to Chief Executive Officer and the fair value of the award on the date of grant. This award will vest over a six-year period and was granted at an option price that was calculated by increasing the closing price on the grant date by a 4.5% compound annual growth rate over the ten-year term of the award.

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock held by the Company’s named executive officers on December 31, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards [1]					Stock Awards [2]
Name (a)	Number of Securities Underlying Unexercised Options: Exercisable (#) (b)	Number of Securities Underlying Unexercised Options: Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares of Units of Stock That Have Not Vested (#) (g)[2]	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)[3]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Donald E. Graham	—	—	—	—	—	— —	—	—	—
Timothy J. O’Shaughnessy	12,876	64,382	—	719.15	11/3/2024	— —	—	—	—
		22,742	—	872.01	11/12/2025	— —	—	—	—
Hal S. Jones	3,090	—	—	421.91	5/12/2018	GHC 1,500	728,640	—	—
						CABO 1,500	659,190
Andrew S. Rosen	77,258	—	—	325.26	2/22/2021	GHC 6,500	3,157,440	—	—
						CABO 6,500	2,856,490
Gerald M. Rosberg	1,545	—	—	238.53	12/15/2018	GHC 1,500	728,640	—	—
						CABO 1,500	659,190
Nicole M. Maddrey	—	—	—	—	—	GHC 1,350	655,776	—	—
						CABO 1,350	593,271

1.	Stock Options granted under the Company’s Stock Option Plan and the 2012 ICP generally vest 25% per year over a four-year period from the date of grant. Mr. O’Shaughnessy received a special new-hire option grant and an option grant in connection with his promotion to Chief Executive Officer that vest ratably over a six-year period. The number of securities underlying options and the exercise price of each option were adjusted in connection with the Cable ONE spin-off in order to preserve the intrinsic value of the award. The following are the vesting dates of outstanding options granted to the named executive officers:

	Number of Options	Year 1 Vest Date		Year 4 Vest Date	Year 6 Vest Date	Vested at 12/31/15	Unvested
Timothy J. O’Shaughnessy	77,258	11/3/2015	to		11/3/2020	12,876	64,382
	22,742	11/12/2016	to		11/12/2021	—	22,742
Hal S. Jones	3,090	5/12/2009	to	5/12/2012		3,090	—
Andrew S. Rosen	77,258	2/22/2012	to	2/22/2015		77,258	—
Gerald M. Rosberg	1,545	12/15/2009	to	12/15/2012		1,545	—

2.	Stock Awards have been granted in the form of Restricted Stock under the Company’s Incentive Compensation Plan and the 2012 ICP as of December 31, 2015. In connection with the Cable ONE spin-off, shares of Restricted Stock received a distribution of Cable One, Inc. (CABO) shares subject to the same vesting terms and conditions as the underlying award. All of the awards listed below vest 100% at the end of the relevant Award Cycle. The following are the vesting dates of the grants to the named executive officers:

	Stock Ticker	Number of Shares	Vest Date
Hal S. Jones	GHC	700	1/1/2019
	CABO	700	1/1/2019
	GHC	800	1/4/2017
	CABO	800	1/4/2017
Andrew S. Rosen	GHC	1,000	1/1/2019
	CABO	1,000	1/1/2019
	GHC	2,500	1/4/2017
	CABO	2,500	1/4/2017
	GHC	3,000	1/4/2016
	CABO	3,000	1/4/2016
Gerald M. Rosberg	GHC	700	1/1/2019
	CABO	700	1/1/2019
	GHC	800	1/4/2017
	CABO	800	1/4/2017
Nicole M. Maddrey	GHC	500	1/1/2019
	CABO	500	1/1/2019
	GHC	500	2/20/2017
	CABO	500	2/20/2017
	GHC	350	1/4/2017
	CABO	350	1/4/2017

3.	Calculated using the average of the high and low price of a share of the Company’s Class B Common Stock as of December 31, 2015 ($485.76). For the Cable ONE Restricted Stock, calculated using the average of the high and low price of a share of Cable ONE as of December 31, 2015 ($439.46).

The following table shows the number of Class B shares acquired upon the exercise of stock options and the vesting of stock awards held by the named executive officers in fiscal year 2015 and the value realized upon such exercise or vesting.

OPTION EXERCISES AND STOCK VESTED

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Donald E. Graham	—	—	—	—
Timothy J. O’Shaughnessy	—	—	—	—
Hal S. Jones	—	—	800	692,128
Andrew S. Rosen	—	—	—	—
Gerald M. Rosberg	—	—	800	692,128
Nicole M. Maddrey	—	—	300	259,548

PENSION BENEFITS

The Pension Benefits table includes information related to the Company’s tax-qualified defined benefit plan, The Retirement Plan, as well as the associated non-qualified plan, the SERP, the Jones Individual Pension Arrangement, the Rosen Individual Pension Arrangement and the Rosberg Individual Pension Arrangement. The Retirement Plan covers most employees of the Company and provides benefits that are based on formulas that take into account base salary and service. Such formulas are contained in individual affiliate benefits schedules, including the Graham Schedule, the Newsweek Schedule, the Kaplan Schedule and the CBRP and SRA schedules. Benefits under The Retirement Plan become vested after three or five years of service, depending on which schedules cover the individual employee. All of the named executive officers (except Mr. O’Shaughnessy) are fully vested in their benefits under The Retirement Plan. The SERP provides supplemental defined benefit retirement benefits that are calculated based on the formulas in The Retirement Plan, but include bonuses under the 2012 ICP, rather than just base salary, without regard to (i) the salary limitation applicable to tax-qualified plans (currently $265,000) or (ii) the benefit limitation applicable to tax-qualified plans (currently $210,000 per year, commencing at age 65). The SERP provides benefits only to the extent that the benefit described above exceeds the benefit in The Retirement Plan. The SERP was modified in 2014 to provide that Mr. Rosen will be entitled to Rule of 90 benefits if his employment with the Company were to terminate for any reason prior to September 1, 2018.

Retirement Plan Benefits Under the Graham Schedule

Mr. Graham, Mr. Jones, Mr. Rosen, Mr. Rosberg and Ms. Maddrey are participants in the Graham Schedule. Benefits payable under the Graham Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•	An annual pension (payable one-twelfth each month) equal to (a) 1.75% of the average annual salary for the 60-month period producing the highest average; multiplied by (b) years of credited service; reduced by (c) an offset to partially reflect Social Security benefits to the extent funded by the Company. The Social Security offset is calculated by multiplying “covered compensation” by the “offset percentage.” Covered compensation in this context is the average Social Security Taxable Wage Base over the 35-year period prior to the year in which a participant reaches Social Security retirement age. The offset percentage is a percentage ranging from 0.54% to 0.60% (depending on the year of the participant’s birth), multiplied by years of credited service (which was limited up to 30 years, until the plan was amended in 2011 to recognize credited service in excess of 30 years).

•	An annual Cash Pension Supplement equal to $200 multiplied by years of credited service.

•	A temporary pre-age 65 supplement of $250 per month payable until age 65 to employees retiring at or after age 55 with ten years of vesting service.

Vested benefits under The Retirement Plan are generally payable in the form of a single life annuity. In addition, several optional forms are available that continue benefits to the employee’s spouse or beneficiary, with the monthly benefit amount reduced so that the resulting pension is actuarially equivalent to the single life annuity. The Retirement Plan’s normal retirement age is 65. The Graham Schedule provides a reduced benefit beginning at age 55. The reduction is a percentage based on age at retirement. For example, at age 55 with ten years of service, the reduction is 60%; at age 58, the reduction is 26%. However, if the employee’s age plus years of service at retirement is at least 90, then there is no reduction for early payment.

Retirement Plan Benefits Under the Newsweek Schedule

A portion of Mr. Rosen’s pension benefit was earned under the Newsweek Schedule. Vested benefits payable under this Schedule include the following, subject to the limitations on tax-qualified plans mentioned above:

•	An annual pension (payable one-twelfth each month) equal to 1.0% of the highest average compensation multiplied by years of credited service with Newsweek after 1982 (with a slightly different formula for service before 1983).

•	An annual Cash Pension Supplement equal to $150, multiplied by years of credited service (up to 30 years).

The Newsweek Schedule permits early retirement with full benefits at various combinations of age and service. Mr. Rosen will be eligible for an unreduced early retirement benefit at age 60.

Retirement Plan Benefits Under the Kaplan Schedule

A portion of Mr. Jones’ pension benefit was earned under the Kaplan Schedule. A portion of Mr. Rosen’s pension benefit is earned under the Kaplan Schedule. Under both Schedules, each employee has an account (expressed as a lump-sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.25% of salary to 3.75% of salary, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or, alternatively, may elect a lump-sum payment. Vested benefits are payable upon termination of employment at any age.

Retirement Plan Benefits Under the SRA

A portion of Mr. Graham’s, Mr. Jones’, Mr. O’Shaughnessy’s, Mr. Rosen’s, Mr. Rosberg’s and Ms. Maddrey’s pension benefit was earned under the SRA Schedule. Under this Schedule, each employee has an account (expressed as a lump-sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 4.62% to 7.35% for Mr. Graham, Mr. Jones, Mr. Rosberg and Ms. Maddrey and 2.20% to 3.50% for Mr. O’Shaughnessy and Mr. Rosen, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or, alternatively, may elect a lump-sum payment. Vested benefits are payable upon termination of employment at any age.

Retirement Plan Benefits Under the CBRP

A portion of Mr. O’Shaughnessy’s pension benefit is earned under the CBRP Schedule. Under this Schedule, an employee has an account (expressed as a lump-sum amount, rather than as an annuity) that is credited with quarterly pay-based credits and interest credits. Pay-based credits vary from 2.25% to 3.75%, depending on years of service. Interest is credited on these accounts at the greater of 1.41% or 1% plus the average interest rate on one-year U.S. Treasury securities. Upon retirement, the employee may elect various forms of annuities that are actuarially equivalent to the accumulated account balance, or, alternatively, may elect a lump-sum payment. Vested benefits are payable upon termination of employment at any age.

SERP Benefits

As explained above, the SERP provides benefits to certain eligible named executive officers under the formulas outlined above, including bonuses in addition to salary, without regard to the limits on compensation and benefits, to the extent that the resulting total benefit exceeds the benefits payable under The Retirement Plan. Benefits under the SERP are paid at retirement or age 55, if later, and are payable either in the form of a life annuity or an actuarially equivalent optional form of benefit in The Retirement Plan, provided that any benefits otherwise payable before the first day of the seventh month following retirement will be withheld until such date.

Other Pension Benefits

As described above, each of Messrs. Jones, Rosen and Rosberg is entitled to enhanced retirement benefits in connection with the terms of each executive officer’s respective employment or letter agreement. For additional information regarding the terms of these benefits, see “Compensation Discussion and Analysis: Employment Agreements and Severance Packages” and “Compensation Discussion and Analysis: Retirement Benefits.”

Pension Benefits

Name (a)	Plan Name (b)	Number of Years of Credited Service (c)[1]	Present Value of Accumulated Benefit ($) (d)[2]	Payments During Last FY ($) (e)
Donald E. Graham	The Retirement Plan for Graham Holdings Company	45	2,180,311	—
	Graham Holdings Company Supplemental Executive Retirement Plan	45	1,261,572	—
	Total Pension Plan Benefits	45	3,441,883	—
Timothy J. O’Shaughnessy	The Retirement Plan for Graham Holdings Company	1	4,972	—
	Total Pension Plan Benefits	1	4,972	—
Hal S. Jones	The Retirement Plan for Graham Holdings Company	26	1,254,869	—
	Graham Holdings Company Supplemental Executive Retirement Plan	26	6,076,349	—
	Jones Individual Pension Arrangement	N/A	749,810	—
	Total Pension Plan Benefits	26	8,081,028	—
Andrew S. Rosen	The Retirement Plan for Graham Holdings Company	29	383,909	—
	Graham Holdings Company Supplemental Executive Retirement Plan	29	19,804,281	—
	Total Pension Plan Benefits	29	20,188,190	—
Gerald M. Rosberg	The Retirement Plan for Graham Holdings Company	20	1,051,857	—
	Graham Holdings Company Supplemental Executive Retirement Plan	20	2,804,348	—
	Rosberg Individual Pension Arrangement	N/A	395,263	—
	Total Pension Plan Benefits	20	4,251,468	—
Nicole M. Maddrey	The Retirement Plan for Graham Holdings Company	9	304,859	—
	Total Pension Plan Benefits	9	304,859	—

1.	Data in this column represent the number of years of credited service earned by the named executive officer as of December 31, 2015. Mr. Jones has prior service with Kaplan, and Mr. Rosen has prior service with Kaplan, Newsweek and Graham Holdings Company. All are included in this column.

2.	Amounts in this column represent the actuarial present value of the named executive officer’s accumulated benefits under the plan as of December 31, 2015. The benefits valued for Mr. Graham include the Graham Schedule, SRA and SERP amounts. The benefits valued for Mr. O’Shaughnessy include benefits under the SRA and CBRP. The benefits valued for Mr. Jones include the Graham Schedule, Kaplan Schedule, SRA and SERP amounts and his additional benefit under the Individual Pension Arrangement. The benefits valued for Mr. Rosen include the Graham Schedule, Newsweek Schedule, Kaplan Schedule, SRA and SERP amounts. Although the Rosen Individual Pension Arrangement permits Mr. Rosen to retire at any time following entry into such arrangement and receive an unreduced benefit commencing at age 58 (when he would otherwise become eligible for an unreduced benefit under the SERP and the Company’s qualified retirement plan), the value of Mr. Rosen’s accumulated SERP benefit in this column is already based on the assumption that he remains employed until age 58. The benefits for Mr. Rosberg include the Graham Schedule, SRA, SERP amounts and his additional benefits under the Individual Pension Arrangement. The benefits for Ms. Maddrey include the Graham Schedule and SRA amounts.

The assumptions used in determining the present value of accumulated benefits are the RP-2015 Fully Generational Mortality Table for males and females and a 4.30% discount rate. The benefits valued reflect service and earnings through December 31, 2015, and are valued as payable on the earliest date at which the SERP benefits are unreduced. There can be no assurance that the amounts listed in this column will ever be fully paid out to the applicable named executive officer.

NON-QUALIFIED DEFERRED COMPENSATION

The following table includes information related to the SERP and the Deferred Compensation Plan. Among the benefits provided under the SERP is a supplemental defined contribution plan benefit wherein the Company provides a matching contribution percentage up to 4% of the participating executive’s base salary in excess of the annual covered compensation limit applied to qualified plan benefits. The executive is required to make contributions to the SERP in order to receive the applicable matching Company credit each year. The Deferred Compensation Plan provides an opportunity for participants to voluntarily defer the receipt of all or a portion of annual bonus and/or certain long-term cash awards made under the 2012 ICP. Elections to defer must be filed in advance of earning such awards. The Company closed the SERP and the Deferred Compensation Plan to new participants as of December 2015. Deferred amounts under both plans will earn investment credits in accordance with the participant’s elections from a choice of investment indexes. Amounts deferred under the SERP are payable on the first day of the seventh month following termination of service. Amounts deferred under the Deferred Compensation Plan are payable on the first business day of the seventh month following the date of separation from service or such other future date as specified by the participant at the time of election. Effective for deferral elections made on or after January 1, 2014, amounts deferred under the Deferred Compensation Plan are payable on the first business day of the seventh month following the date of separation of service regardless of the participant’s elections. Each of Messrs. Jones, Rosen and Rosberg received individual deferred compensation arrangements pursuant to his respective letter agreement with the Company, as described above under “Compensation Discussion and Analysis: Employment Agreements and Severance Packages.”

Name (a)	Executive Contributions in Last FY ($) (b)[1]	Registrant Contributions in Last FY ($) (c)[2]	Aggregate Earnings in Last FY ($) (d)[3]	Aggregate Withdrawals/ Distributions ($) (e)[4]	Aggregate Balance at last FYE ($) (f)[5]
Donald E. Graham	—	—	—	—	—
Timothy J. O’Shaughnessy	—	—	—	—	—
Hal S. Jones	20,800	27,040	(106,074)	—	3,840,998
Andrew S. Rosen	40,800	40,800	(39,769)	—	5,796,548
Gerald M. Rosberg	16,000	20,800	(82,956)	—	1,634,251
Nicole M. Maddrey	—	—	—	—	—

1.	Amounts in this column represent contributions by the named executive officer to the SERP and to the Deferred Compensation Plan as follows: Mr. Jones, $20,800 to the SERP; Mr. Rosen $40,800 to the SERP; Mr. Rosberg, $16,000 to the SERP. Executive contributions to the SERP and Deferred Compensation Plan are included in the Salary, Bonus and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.

2.	Amounts in this column represent Company contributions to the SERP, as follows: Mr. Jones, $27,040 to the SERP; Mr. Rosen, $40,800 to the SERP; Mr. Rosberg, $20,800 to the SERP.

3.	Amounts in this column represent investment gains or losses to the SERP and to the Deferred Compensation Plan, based on the named executive officer’s investment elections as follows: Mr. Jones, $(29,556) to the SERP and $(76,518) to the Deferred Compensation Plan; Mr. Rosen, $(13,350) to the SERP and $(26,419) to the Deferred Compensation Plan; Mr. Rosberg, $(82,956) to the SERP. These gains and losses are not included in the Summary Compensation Table; the gains and losses reflect market performance of investment indexes selected by the named executive officer.

4.	There were no payments from the SERP and Deferred Compensation Plan to any of the named executive officers in 2015.

5.	Amounts in this column represent balances at December 31, 2015, for the SERP and the Deferred Compensation Plan as follows: Mr. Jones, $537,132 in the SERP, $1,903,866 in deferred compensation and $1,400,000 attributable to the Jones Individual Deferred Compensation Arrangement; Mr. Rosen, $1,256,268 in the SERP, $2,540,280 in deferred compensation and $2,000,000 attributable to the Rosen Individual Deferred Compensation Arrangement; Mr. Rosberg, $634,251 in the SERP and $1,000,000 attributable to the Rosberg Individual Deferred Compensation Arrangement. The following amounts were reported as compensation to the named executives in the Summary Compensation Table for years beginning 2011 (excluding 2015): Mr. Jones, $1,569,740 and Mr. Rosberg, $1,130,111; and for years beginning 2014 (excluding 2015): Mr. Rosen, $2,081,900.

Potential Payments Upon Termination or Change in Control

The Company does not have any agreements with any of the named executive officers that provide payments in conjunction with a change in control. A description and quantification of the estimated dollar value of potential severance payments and other benefits that would be provided to the named executive officers (or, in the case of death, to their respective estates or beneficiaries) under the named executive officer’s respective letter or employment agreements, option award agreements and individual arrangements following a termination of their employment is described below, assuming, in accordance with the SEC regulations, all relevant events occurred on December 31, 2015. For purposes of the valuations below, the price of the Company’s Class B common stock and the price of Cable ONE stock (to which all applicable equity awards relate) is assumed to be $485.76 and $439.46, respectively, which were the averages of the high and low share prices on December 31, 2015.

Mr. Graham

Mr. Graham resigned as Chief Executive Officer of the Company in November 2015. Mr. Graham did not receive any payments or benefits upon his resignation, other than the benefits he is entitled to in accordance with the terms of the pension plans in which he participates, as described above in “Executive Compensation: Pension Benefits.”

Other Named Executive Officers

Upon a termination of employment, each of Messrs. Jones, Rosen, Rosberg and Ms. Maddrey would be entitled to pension and deferred compensation plan benefits in accordance with the terms of the pension and deferred compensation plans and arrangements in which they participate, as described above in “Executive Compensation: Pension Benefits” and “Executive Compensation: Non-Qualified Deferred Compensation.”

In addition, in the case of a termination by the Company other than for cause, Mr. O’Shaughnessy would be entitled to accelerated vesting of the next tranche of options that is scheduled to vest following such termination, as described above in “Compensation Disclosure and Analysis: Employment Agreements and Severance Packages.” Assuming a termination of employment as of December 31, 2015, Mr. O’Shaughnessy would be entitled to accelerated vesting of 12,876 stock options (representing a value of $0, based on their exercise price of $719.15 per share) and 3,790 stock options (representing a value of $0, based on their exercise price of $872.01 per share), subject to his signing of a release of claims in favor of the Company that has become irrevocable.

In the case of a termination by the Company other than for cause, Mr. Rosen would be entitled to (i) accelerated vesting of a pro rata portion of his outstanding and unvested stock options and restricted stock, which, assuming a termination of employment as of December 31, 2015, would result in accelerated vesting of 5,063 shares of Company restricted stock (representing a value of $2,459,403) and 5,063 shares of Cable ONE restricted stock (representing a value of $2,224,986), and (ii) a severance payment of $3,500,000, payable in a lump sum on the 65th day following such termination in accordance with the terms of his employment agreement, in each case, as described above in “Executive Compensation: Employment Agreements and Severance Packages,” and subject to his signing a release of claims in favor of the Company that has become irrevocable.

Each of Messrs. Jones, O’Shaughnessy, Rosen and Rosberg are subject to restrictive covenants that apply following termination for any reason, as described above in “Executive Compensation: Employment Agreements and Severance Packages.”

AUDIT COMMITTEE REPORT

One of the standing committees of the Board of Directors of the Company is the Audit Committee. Currently, there are three non-employee members of the Board on the Audit Committee: Christopher C. Davis; Thomas S. Gayner, who serves as Chairman of the Audit Committee; and G. Richard Wagoner, Jr. The Audit Committee operates under a delegation of authority from the Board of Directors, which has determined that each Committee member is “independent” under the listing standards of the New York Stock Exchange. Specifically, the Board determined that none of the members of the Audit Committee (or any immediate family member) (i) had been employed by or affiliated with the Company within the past three years, (ii) received any compensation from the Company other than Director and Committee fees, (iii) is an employee of a company that makes payments to or receives payments from the Company in an amount that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues within the past three years or (iv) has a material relationship with the Company.

Management has the primary responsibility for the preparation of the Company’s financial statements in accordance with generally accepted accounting principles and for the financial reporting process, including its system of internal control. The Company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for auditing those financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. In this context, the Audit Committee’s responsibility is to monitor and review these processes, as well as the independence and performance of the Company’s auditor. In undertaking its monitoring and reviewing responsibilities, without independent verification, the Audit Committee has relied on (i) management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles in the United States of America and (ii) the representations of PricewaterhouseCoopers LLP included in their report on the Company’s financial statements.

The Audit Committee has reviewed and discussed the audited fiscal year 2015 financial statements with the Company’s management. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB Auditing Standard No. 16. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence. The Audit Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services to the Company is compatible with the independence of such firm.

The Audit Committee also reviewed matters relating to the Company’s internal control over financial reporting.

Preapproval policy

In 2015, the Audit Committee again reviewed and reauthorized its policies and procedures with regard to the preapproval of audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received preapproval, it will require specific preapproval by the Audit Committee. Any proposed services exceeding preapproved cost levels will require specific preapproval by the Audit Committee. The term of any preapproval is 12 months from the date of preapproval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically review and preapprove the services that may be provided by the independent auditor without obtaining specific preapproval from the Chairman of the Audit Committee, as well as revise the list of preapproved services from time to time, based on subsequent determinations.

The Audit Committee will not delegate to management responsibilities to preapprove services performed by the independent auditor. The Audit Committee may delegate preapproval authority to one or more of its members. The annual audit services engagement terms and fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant preapproval for other audit services, which are those services that only the independent auditor reasonably can provide.

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the independent auditor.

The Audit Committee believes that the independent auditor can provide tax services to the Company, such as tax compliance, tax planning and tax advice, without impairing such auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Code and related regulations.

The Audit Committee may grant preapproval of those permissible non-audit services classified as “All Other” services that it believes are routine and recurring services and would not impair the independence of the auditor. Preapproval fee levels for all such services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels will require specific preapproval by the Audit Committee.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by the Chief Financial Officer or Chief Accounting Officer (or other designated officer) and must include a statement from that individual as to whether, in his or her view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

In addition, the Audit Committee has established procedures for, and received periodic reports on, the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters through the use of a third-party-managed telephone hotline.

Audit Fees

PricewaterhouseCoopers LLP’s fees for the annual audit, statutory audits and reviews of financial statements included in the Company’s quarterly filings, including reimbursable expenses, were $4,585,000 in 2015 and $6,079,000 in 2014, which fees were reviewed and approved by the Audit Committee.

Audit-Related Fees

PricewaterhouseCoopers LLP’s fees for assurance and related services reasonably related to the performance of the audit or reviews of financial statements and not included under “Audit Fees” above, including reimbursable expenses, were $0 in 2015 and $35,000 in 2014, which fees were reviewed and approved by the Audit Committee. These fees were primarily for financial due diligence and transaction analysis and other audit-related reports.

Tax Fees

PricewaterhouseCoopers LLP’s fees for tax compliance, tax advice and tax planning, including reimbursable expenses, were $730,000 in 2015 and $868,000 in 2014, which fees were reviewed and approved by the Audit Committee. These fees were primarily for tax due diligence and transaction analysis, as well as federal, multistate and foreign tax consulting.

All Other Fees

PricewaterhouseCoopers LLP’s fees for other services, including a finance and accounting research tool provided by PricewaterhouseCoopers LLP, were $108,000 in 2015 and $40,000 in 2014, which fees were reviewed and approved by the Audit Committee.

Based on such review and discussion and in reliance thereon, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Thomas S. Gayner, Chairman

Christopher C. Davis

G. Richard Wagoner, Jr.

Transactions With Related Persons, Promoters and Certain Control Persons

Mrs. Elizabeth G. Weymouth, the daughter of the late Mrs. Katharine Graham and the sister of Mr. Donald E. Graham, is employed as an Editor-at-Large of the Company’s publications and websites. In 2015, she received $300,000 in compensation. Mrs. Weymouth’s base salary for 2016 is $300,000.

Laura O’Shaughnessy, a daughter of Mr. Donald E. Graham and the wife of Mr. Timothy J. O’Shaughnessy, is employed full time as the President and Chief Executive Officer of Social Code LLC, a subsidiary of the Company. In 2015, Mrs. O’Shaughnessy was paid $300,000 in base salary and received a bonus of $319,807 based on the achievement of pre-established 2015 performance goals. She currently has 1,500 shares of Restricted Stock in the 2013–2016 cycle and 1,000 shares of Restricted Stock in the 2015–2018 cycle. Mrs. O’Shaughnessy’s base salary for 2016 is $400,000.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

As of the date of this Proxy Statement, the only matters that the Board of Directors expects to present to the Meeting are those discussed herein. If any other matter or matters are properly brought before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote on those matters in accordance with their best judgment.

Upon the recommendation of the Audit Committee, the Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered accountant to audit and report on its financial statements for the fiscal year 2016. The same firm has acted as the Company’s independent accountant continuously since the Company was organized in 1946. As in previous years, a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make any statement that he or she may desire with respect to the Company’s financial statements for 2015 and the firm’s relationship with the Company and will be available to respond to appropriate questions from shareholders.

Notice of

Annual Meeting

and

Proxy Statement

2016

Important notice regarding the availability of Proxy materials for the Annual Meeting of

Shareholders to be held on May 12, 2016.

The Proxy Statement and the Annual Report to Shareholders are available at www.GHCO.com.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Graham Holdings Company

Class A Common Stock

Annual Meeting of Shareholders — May 12, 2016

Proxy Solicited on behalf of the Board of Directors

The undersigned hereby appoints Hal S. Jones, Nicole M. Maddrey, Timothy J. O’Shaughnessy and Gerald M. Rosberg, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, to vote as indicated on the reverse of the Proxy all shares of Class A Common Stock that the undersigned is entitled to vote, at the Annual Meeting of Shareholders of GRAHAM HOLDINGS COMPANY to be held on May 12, 2016, and at any adjournment thereof, and to vote on all other matters properly coming before said Meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote this card in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Please vote, date and sign this proxy on the other side and return it promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold
01 - Lee C. Bollinger	☐	☐	02 - Barry Diller	☐	☐	03 - Donald E. Graham	☐	☐
04 - Ronald L. Olson	☐	☐	05 - Timothy J. O’Shaughnessy	☐	☐	06 - James H. Shelton	☐	☐
07 - G. Richard Wagoner, Jr.	☐	☐	08 - Katharine Weymouth	☐	☐

	For	Against	Abstain
2. Advisory Approval of the Company’s Executive Compensation.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the availability of Proxy materials for the Annual Meeting of

Shareholders to be held on May 12, 2016.

The Proxy Statement and the Annual Report to Shareholders are available at www.GHCO.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Graham Holdings Company

Graham Holdings Company

Class B Common Stock

Annual Meeting of Shareholders — May 12, 2016

Solicited on behalf of the Board of Directors

The undersigned hereby appoints Hal S. Jones, Nicole M. Maddrey, Timothy J. O’Shaughnessy and Gerald M. Rosberg, and each of them, his/her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, and to vote as indicated on the reverse of this Proxy all shares of Class B Common Stock that the undersigned is entitled to vote, at the Annual Meeting of Shareholders of GRAHAM HOLDINGS COMPANY to be held on May 12, 2016, and at any adjournments thereof, and to vote on all other matters properly coming before said Meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

Please vote, date and sign this proxy on the other side and return promptly in the enclosed envelope.

(Continued and to be voted on reverse side.)

TO CHANGE YOUR VOTE

Any subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 5:00 p.m., Eastern Daylight Saving Time on May 11, 2016 will be the one counted. You may also revoke your proxy by voting in person at the Annual Meeting.

Electronic Voting Instructions You can vote by Internet or telephone Available 24 hours a day, 7 days a week
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Eastern Daylight Saving Time, on May 11, 2016.
Vote by Internet
• Go to www.lnvestorvote.com
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR all the nominees listed.

1. Nominees:	For	Withhold		For	Withhold		For	Withhold
01 - Christopher C. Davis	☐	☐	02 - Thomas S. Gayner	☐	☐	03 - Anne M. Mulcahy	☐	☐
04 - Larry D. Thompson	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

/ /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.